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                     AGREEMENT AND PLAN OF MERGER



                             by and among



                         HMN FINANCIAL, INC.,


                      HOME FEDERAL SAVINGS BANK,


                        HFSB ACQUISITION CO.


                                and


                  MARSHALLTOWN FINANCIAL CORPORATION




                            DATED AS OF
                            JULY 1, 1997





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                              TABLE OF CONTENTS
                                                                         Page
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I. CONVERSION OF SHARES. . . . . . . . . . . . . . . . . . . . . . . . . . 2
      1.1 The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
      1.2 Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . 2
      1.3 Consummation of the Merger . . . . . . . . . . . . . . . . . . . 2
      1.4 Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
      1.5 Corporate Matters. . . . . . . . . . . . . . . . . . . . . . . . 3
      1.6 Conversion of Securities . . . . . . . . . . . . . . . . . . . . 3
      1.7 Payment for Shares . . . . . . . . . . . . . . . . . . . . . . . 4
      1.8 Lost, Stolen or Destroyed Certificate. . . . . . . . . . . . . . 5
      1.9 Further Action . . . . . . . . . . . . . . . . . . . . . . . . . 5
II. REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . 6
      2.1 Representations and Warranties of HMN. . . . . . . . . . . . . . 6
            (a) Organization and Compliance with Law . . . . . . . . . . . 6
            (b) Authorization and Validity of Agreements . . . . . . . . . 6
            (c) No Notices or Approvals Required and No Conflicts. . . . . 6
            (d) Financial Ability to Perform . . . . . . . . . . . . . . . 7
            (e) Opinion of Financial Advisor . . . . . . . . . . . . . . . 7
            (f) Certain Fees . . . . . . . . . . . . . . . . . . . . . . . 7
            (g) Litigation . . . . . . . . . . . . . . . . . . . . . . . . 7
      2.2 Representations and Warranties of Marshalltown . . . . . . . . . 7
            (a) Organization and Compliance with Law . . . . . . . . . . . 7
            (b) Capitalization . . . . . . . . . . . . . . . . . . . . . . 8
            (c) Authorization and Validity of Agreements . . . . . . . . . 9
            (d) No Notices or Approvals Required and No Conflicts. . . . . 9
            (e) Marshalltown Reports and Financial Statements. . . . . . .10
            (f) Conduct of Business in the Ordinary Course and
                 Absence of Certain Changes and Events. . . . . . . . . . 11
            (g) Certain Fees . . . . . . . . . . . . . . . . . . . . . . .12
            (h) Litigation . . . . . . . . . . . . . . . . . . . . . . . .12
            (I) Employee Benefit Plans . . . . . . . . . . . . . . . . . .12
            (j) Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .14
            (k) Intellectual Property. . . . . . . . . . . . . . . . . . .15
            (l) No Secured Debt. . . . . . . . . . . . . . . . . . . . . .15
            (m) Opinion of Financial Advisor . . . . . . . . . . . . . . .15
            (n) Deposit Insurance. . . . . . . . . . . . . . . . . . . . .15
            (o) Properties . . . . . . . . . . . . . . . . . . . . . . . .15
            (p) Insurance. . . . . . . . . . . . . . . . . . . . . . . . .16
            (q) Affiliate Transactions . . . . . . . . . . . . . . . . . .16
            (r) Environmental Matters. . . . . . . . . . . . . . . . . . .16
            (s) Financial Institutions Bond. . . . . . . . . . . . . . . .17
            (t) Loans. . . . . . . . . . . . . . . . . . . . . . . . . . .17
            (u) Absence Of Questionable Payments . . . . . . . . . . . . .18
            (v) Powers of Attorney, Guarantees . . . . . . . . . . . . . .18
            (w) Interest Rate Risk Management Instruments. . . . . . . . .18
            (x) Mortgage Servicing Agreements. . . . . . . . . . . . . . .18
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            (y) Regulatory Matters . . . . . . . . . . . . . . . . . . . .18
            (z) Accuracy of Information. . . . . . . . . . . . . . . . . .18
III. COVENANTS OF MARSHALLTOWN . . . . . . . . . . . . . . . . . . . . . .18
      3.1 Conduct of Business by Marshalltown and
            Marshalltown Subsidiaries Pending the Merger . . . . . . . . .18
      3.2 Proxy Statement. . . . . . . . . . . . . . . . . . . . . . . . .21
      3.3 Meeting of Stockholders of Marshalltown. . . . . . . . . . . . .21
      3.4 No Solicitation of Acquisition Transactions. . . . . . . . . . .21
      3.5 Access to Information. . . . . . . . . . . . . . . . . . . . . .22
      3.6 Government Filings . . . . . . . . . . . . . . . . . . . . . . .23
      3.7 Establishment of Accruals. . . . . . . . . . . . . . . . . . . .23
      3.8 Filing of Tax Returns and Adjustments. . . . . . . . . . . . . .23
      3.9 No Further Action Letter . . . . . . . . . . . . . . . . . . . .23
IV. COVENANTS OF HMN . . . . . . . . . . . . . . . . . . . . . . . . . . .24
      4.1 Conduct of Business by HMN Pending the Merger. . . . . . . . . .24
      4.2 Proxy Statement. . . . . . . . . . . . . . . . . . . . . . . . .24
      4.3 Access to Information. . . . . . . . . . . . . . . . . . . . . .24
      4.4 Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . .24
      4.5 Indemnification. . . . . . . . . . . . . . . . . . . . . . . . .25
V. MUTUAL COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . .26
      5.1 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . .26
      5.2 Additional Agreements. . . . . . . . . . . . . . . . . . . . . .27
      5.3 Notification of Certain Matters. . . . . . . . . . . . . . . . .27
      5.4 Agreement to Defend. . . . . . . . . . . . . . . . . . . . . . .27
      5.5 Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . .27
VI. CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
      6.1 Conditions to Obligations of Each Party to
            Effect the Merger. . . . . . . . . . . . . . . . . . . . . . .28
      6.2 Additional Conditions to Obligations of HMN. . . . . . . . . . .28
      6.3 Additional Conditions to Obligations of Marshalltown . . . . . .29
VII. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . .29
      7.1 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . .29
      7.2 Effect of Termination. . . . . . . . . . . . . . . . . . . . . .30
      7.3 Waiver and Amendment . . . . . . . . . . . . . . . . . . . . . .30
      7.4 Nonsurvival of Representations and Warranties. . . . . . . . . .31
      7.5 Public Statements. . . . . . . . . . . . . . . . . . . . . . . .31
      7.6 Knowledge. . . . . . . . . . . . . . . . . . . . . . . . . . . .31
      7.7 Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . .31
      7.8 Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
      7.9 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . .32
      7.10 Severability. . . . . . . . . . . . . . . . . . . . . . . . . .32
      7.11 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .32
      7.12 Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . .32
      7.13 Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . .32

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
                           AGREEMENT AND PLAN OF MERGER


      AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 1, 1997, by and among HMN Financial, Inc., a Delaware corporation ("HMN"), Home Federal Savings Bank, a federal savings bank ("Home Federal"), HFSB Acquisition Co., a Delaware corporation ("Sub"), and Marshalltown Financial Corporation, a Delaware corporation ("Marshalltown").

      WHEREAS, Marshalltown is the beneficial and record owner of 100% of the issued and outstanding capital stock of Marshalltown Savings
Bank FSB, a federal savings bank (the "Bank"); and

      WHEREAS, Home Federal, a wholly-owned subsidiary of HMN, is the beneficial and record owner of 100% of the issued and outstanding capital stock of Sub; and

      WHEREAS, the Boards of Directors of HMN, Home Federal, Sub and Marshalltown, respectively, deem it advisable and in the best interests of their respective stockholders that Home Federal acquire Marshalltown and the Bank, pursuant to the terms and conditions of this Agreement, and, in furtherance of such acquisition, such Boards of Directors (and Home Federal as the sole stockholder of Sub) have approved this Agreement and the merger of Sub with and into Marshalltown (the "Merger") in accordance with the terms of this Agreement, applicable federal law and the General Corporation Law of the State of Delaware (the "Delaware Law"); and

      WHEREAS, HMN, Home Federal, Sub and Marshalltown desire to adopt a plan of reorganization, providing for the Merger pursuant to which all of the issued and outstanding shares of Common Stock, $0.01 par value per share, of Marshalltown ("Marshalltown Common Stock") will be converted into the right to receive cash (the "Merger Consideration") payable to the holder thereof in such amounts as set forth in this Agreement; and

      WHEREAS, through the Merger, Home Federal will obtain control over Marshalltown and the Bank; and immediately after the Merger,
(i) Marshalltown will be liquidated (the "Liquidation"), and then (ii) the Bank will be merged with and into Home Federal (the "Subsequent Merger"); and

      WHEREAS, following the Liquidation and the Subsequent Merger, Home Federal shall be the surviving institution (sometimes hereinafter referred to as the "Resulting Institution"); and

      WHEREAS, HMN, Home Federal, Sub and Marshalltown desire to effect the Merger and the other transactions contemplated hereby; and

      WHEREAS, the parties hereto desire to set forth certain representations, warranties, covenants and agreements made by each to the others as an inducement to the consummation of the Merger and the other transactions contemplated hereby;

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      NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


     I.     CONVERSION OF SHARES

      In accordance with the terms and subject to the conditions of this Agreement, HMN, Home Federal, Sub and Marshalltown shall effect the Merger as follows:

      1.1   THE MERGER.  At the Effective Time (as defined in
Section 1.3), Sub shall be merged with and into Marshalltown and the separate existence of Sub shall thereupon cease, and Marshalltown shall continue as the surviving institution (sometimes hereinafter called the "Surviving Corporation"). HMN may structure the acquisition of Marshalltown contemplated by this Agreement in any other form of reorganization or combination as HMN may elect; including (i) the merger of any direct or indirect subsidiary of HMN, other than Sub, with and into Marshalltown, (ii) the merger of Marshalltown with and into any direct subsidiary of HMN, or (iii) the conversion of Marshalltown (the "Conversion"), prior to the Merger, to a savings association to which Marshalltown will contribute all of its assets and assign all of its liabilities and obligations (including Marshalltown's obligations under this Agreement); provided that any such election shall not result in a material delay to the consummation of the transactions contemplated by this Agreement. In the event of the foregoing election by HMN, the parties hereto agree to execute an appropriate amendment to this Agreement in order to reflect such election, provided, that as a result of such election, the consideration to be received by the stockholders of Marshalltown pursuant to the terms of this Agreement shall not be changed or altered.

      1.2 EFFECT OF THE MERGER. At the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises, as well of a public as of a private nature, of Sub and Marshalltown (collectively, the "Constituent Corporations") and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property of each of the Constituent Corporations, real, personal and mixed, and all debts due to each of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; all assets, property, rights, privileges, powers and franchises and all and every other interest of each of the Constituent Corporations shall be thereafter the property of the Surviving Corporation as they were of the respective Constituent Corporations; and the title to any real estate vested by deed or otherwise under the laws of the United States, the State of Delaware, or other jurisdiction in each of the Constituent Corporations shall be vested in the Surviving Corporation and shall not revert or be in any way impaired by reason of the Merger; all rights of creditors and all liens upon any property of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, obligations and duties of each of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the extent as if such debts, liabilities, obligations and duties had been incurred or contracted by it.

      1.3 CONSUMMATION OF THE MERGER. As soon as is practicable on the Closing Date (as defined in Section 1.4) after all conditions to the consummation of the Merger set forth herein have been satisfied or duly waived, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware, a certificate of merger in such form as is required by, and executed, acknowledged and certified in accordance with, the Delaware Law (the time of such filing is herein referred to as the "Effective Time").
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      1.4   CLOSING.  The closing of the transactions contemplated by this
Agreement (the "Closing") shall take place at the offices of Faegre & Benson LLP, 2200 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota 55402, at 10:00 a.m. local time on (i) the fifth day after the latest to occur of (A) receipt of all necessary regulatory approvals and the expiration of any waiting periods imposed by law and (B) the date on which the stockholders of Marshalltown approve the Merger, or (ii) such other date and at such other time and place as HMN, Home Federal, Sub and Marshalltown shall agree (such date, the "Closing Date").

      1.5   CORPORATE MATTERS.  At the Effective Time:

            (a) CHARTER. The Certificate of Incorporation of the Sub, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

            (b) BY-LAWS. The By-Laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until amended in accordance with applicable law.

            (c) BOARD OF DIRECTORS. Subject to obtaining any requisite approval of the Office of Thrift Supervision of the Department of the Treasury (the "OTS"), the directors of the Surviving Corporation shall consist of the directors on the Board of Directors of Sub, subject to the right of the shareholder of the Surviving Corporation to remove and elect such directors.

            (d) OFFICERS. The officers of the Surviving Corporation immediately after the Effective Time shall be the officers of the Sub, and such other officers as the Board of Directors of the Surviving Corporation may elect on the Closing Date, until their successors are elected and qualified, and subject to the right of the Board of Directors of the Surviving Corporation to remove and elect officers after the Closing Date.

      1.6 CONVERSION OF SECURITIES. In accordance with the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the holder of any of the following securities:

            (a) MARSHALLTOWN COMMON STOCK. Each share of Marshalltown Common Stock outstanding immediately prior to the Effective Time (except for shares owned of record by HMN or any affiliate and except for Dissenting Shares (as defined in Section 1.6(e)), including shares of Marshalltown Common Stock issued pursuant to the Marshalltown 1994 Recognition and Retention Plan (the "RRP"), which shares shall become fully vested and nonforfeitable as of the Effective Time, shall be automatically converted into the right to receive, in cash, the Merger Consideration payable to the holder thereof (pro rated for fractional shares, if any) without interest thereon. Subject to the terms and conditions of this Agreement, including Section 5.1(a), the Merger Consideration shall be $17.51 per share of Marshalltown Common Stock. The certificates representing outstanding shares of Marshalltown Common Stock shall, after the Effective Time, represent only the right to receive the per share Merger Consideration from Home Federal. Each holder of Marshalltown Common Stock, upon surrender to Registrar and Transfer Company, (the "Paying Agent"), in proper form for cancellation, of the stock certificate or certificates representing such shares of Marshalltown Common Stock, shall be entitled to receive a check from the Paying Agent in an appropriate amount of Merger Consideration for such shares. Until so presented and surrendered in exchange for the Merger Consideration, each certificate which represented issued and outstanding shares of Marshalltown Common Stock (other than Dissenting Shares) shall be deemed for all purposes to evidence ownership of the Merger Consideration. After the Effective Time, there shall be no
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transfer on the stock transfer books of shares of Marshalltown Common
Stock. No interest shall accrue or be payable with respect to the Merger Consideration.

            (b) MARSHALLTOWN OPTIONS. Each option granted under the Marshalltown 1994 Stock Option and Incentive Plan (the "Marshalltown Plan") issued and outstanding immediately prior to the Effective Time shall be canceled and be converted into the right to receive, in cash, the difference between the Merger Consideration per share and the applicable option exercise price per share (subject to all applicable tax withholding requirements). Upon surrender to the Paying Agent of the applicable option agreement, each holder shall be entitled to receive a check from the Paying Agent in an appropriate amount for such option. Schedule 1.6(b) is a true and complete list of all such options identifying (i) the name of the option holder, (ii) the number of options held, and (iii) the exercise price.

            (c) MARSHALLTOWN COMMON STOCK HELD BY HMN. Each share of Marshalltown Common Stock issued and owned of record by HMN, Home Federal or any affiliate of HMN or Home Federal at the Effective Time shall be canceled and retired, and no securities shall be issuable and no cash paid with respect thereto.

            (d) SUB COMMON STOCK. Each share of common stock of Sub issued and outstanding at the Effective Time shall, without any action on the part of the holder thereof, continue as one share of the common stock of the Surviving Corporation and all of such shares of common stock of the Surviving Corporation shall be owned by Home Federal.

            (e)   DISSENTING SHARES.

                  (i) Notwithstanding any provision of this Agreement to the contrary, the holder (a "Dissenting Shareholder") of any shares of Marshalltown Common Stock who has demanded and perfected such holder's demand for appraisal of said shares (the "Dissenting Shares") in accordance with the provisions of applicable law (if applicable law provides such rights) and at the Effective Time has neither effectively withdrawn nor lost his or her right to such appraisal, shall not have a right to receive the Merger Consideration for such Dissenting Shares pursuant to Section 1.6(a) above and shall only be entitled to such rights as are granted by applicable law. Home Federal or the Surviving Corporation shall make any and all payments due to holders of Dissenting Shares.

                  (ii) Notwithstanding the provisions of Section 1.6(e)(i) above, if any Dissenting Shareholder demanding appraisal of such Dissenting Shareholder's Dissenting Shares under applicable law shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.6(a) upon surrender of the certificate or certificates representing such Dissenting Shares.

                  (iii) Marshalltown shall give HMN prompt notice of any demands by a Dissenting Shareholder for payment, or notices of intent to demand payment received by Marshalltown, and HMN shall have the right to participate in all negotiations and proceedings with respect to such demands. Marshalltown shall not, except with the prior written consent of HMN, make any payment with respect to, or settle, or offer to settle, any such demands.

      1.7 PAYMENT FOR SHARES. At and from time to time after the Effective Time, Home Federal shall make available or cause to be made available to the Paying Agent amounts sufficient in the aggregate
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

to provide all funds necessary for the Paying Agent to make payments of the Merger Consideration hereof to holders of shares of Marshalltown Common Stock issued and outstanding immediately prior to the Effective Time. As soon as practicable after the Effective Time, Home Federal shall cause to be mailed to each person (or otherwise to be delivered to each person, at such person's expense, who requests delivery) who was, at the Effective Time, a holder of record of issued and outstanding shares of Marshalltown Common Stock (other than Dissenting Shares), a letter of transmittal and instructions for use in effecting the surrender of the certificate(s) which, immediately prior to the Effective Time, represented such shares. Upon surrender to the Paying Agent of such certificates (or, in accordance with Section 1.8, such documentation as is acceptable to and required by the Paying Agent with respect to lost certificates), together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Paying Agent shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings. If payment is to be made to a person other than the registered holder of the certificate(s) surrendered, it shall be a condition of such payment that the certificate(s) so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate(s) surrendered or established to the satisfaction of Home Federal or the Paying Agent that such tax has been paid or is not applicable. 180 days following the Effective Time, Home Federal shall be entitled to cause the Paying Agent to deliver to Home Federal any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing shares of Marshalltown Common Stock outstanding at the Effective Time, and thereafter such holder shall be entitled to look to Home Federal only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding anything in this Section 1.7 or elsewhere in this Agreement to the contrary, neither the Paying Agent nor any party hereto shall be liable to a former holder of shares of Marshalltown Common Stock for any cash delivered to a public official pursuant to applicable escheat or abandoned property laws. The Paying Agent shall also deliver to Home Federal a certified list of the names and addresses of all former registered holder of shares of Marshalltown Common Stock who have not then surrendered their certificates to receive the Merger Consideration to which they are entitled. Except as otherwise provided therein or in the letter of transmittal, Home Federal shall pay all charges and expenses, including those of the Paying Agent, in connection with the payment of the Merger Consideration in exchange for shares of Marshalltown Common Stock.

      1.8 LOST, STOLEN OR DESTROYED CERTIFICATE. In the event that any certificate evidencing shares of Marshalltown Common Stock shall be alleged to have been lost, stolen or destroyed, the Paying Agent shall pay the Merger Consideration in exchange for such alleged lost, stolen or destroyed certificate, upon the making of an affidavit of such allegation by the record holder thereof; provided however, that Home Federal may, in its discretion and as a condition precedent to the issuance thereof, require such holder of such alleged lost, stolen or destroyed certificate to deliver a bond in such sum as Home Federal may reasonably direct as indemnity against any claim that may be made against Home Federal or the Paying Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

      1.9 FURTHER ACTION. Each of HMN, Home Federal, Sub and Marshalltown shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Constituent Corporations, the directors and officers of each of the Constituent Corporations are fully authorized and empowered in the name and on behalf of their respective corporation or otherwise to take, and shall take, all such further action.


II.   REPRESENTATIONS AND WARRANTIES

      2.1 REPRESENTATIONS AND WARRANTIES OF HMN. HMN, Home Federal and Sub each hereby represent and warrant to Marshalltown that:

            (a) ORGANIZATION AND COMPLIANCE WITH LAW. Each of HMN and its direct and indirect subsidiaries (all such direct and indirect subsidiaries, including without limitation Home Federal and Sub, sometimes collectively referred to as the "HMN Subsidiaries") is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and corporate authority and all requisite governmental and other authorizations to own, lease and operate its assets and properties and to carry on its business as now being conducted, except such governmental and other authorizations (if any) where the failure to have such authorizations does not and would not, either individually or in the aggregate, have a material adverse effect on the financial condition, results of operations or business of HMN and the HMN Subsidiaries, taken as a whole. HMN and Sub are incorporated in the State of Delaware. Except as disclosed in a disclosure letter delivered by HMN to Marshalltown prior to the date hereof (the "HMN Disclosure Letter"), each of HMN, Home Federal and Sub possesses all material permits, licenses, authorizations, certificates, franchises, orders, consents or other indicia of authority required by any governmental, administrative or regulatory authority or agency and is in compliance with all applicable laws, judgments, orders, decrees, rules and regulations.

            (b) AUTHORIZATION AND VALIDITY OF AGREEMENTS. HMN, Home Federal and Sub have all requisite power and authority to enter into this Agreement and to perform their respective obligations hereunder, the execution and delivery by HMN, Home Federal and Sub of this Agreement and the consummation by HMN, Home Federal and Sub of the transactions contemplated hereby have been duly authorized by all requisite action. This Agreement has been duly executed and delivered by HMN, Home Federal and Sub and is the valid and binding obligation of HMN, Home Federal and Sub, enforceable against HMN, Home Federal and Sub in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

            (c) NO NOTICES OR APPROVALS REQUIRED AND NO CONFLICTS. None of the execution and delivery of this Agreement by HMN, Home Federal or Sub, the performance by HMN, Home Federal or Sub of their respective obligations hereunder, or the consummation by HMN, Home Federal or Sub of the transactions contemplated hereby will:

                  (i) conflict with the charter or by-laws of HMN, Home Federal or Sub;

                  (ii) assuming satisfaction of the requirements set forth in Clause (iii) (A) and (B) below, violate any provision of law applicable to HMN, Home Federal or Sub;

                  (iii) require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to HMN, Home Federal or Sub, except for (A) requirements arising under the Home Owners Loan Act, as amended (the "HOLA"), the Savings and Loan Holding Company Act, as amended (the "SLHC Act") and the Federal Deposit Insurance Act, as amended (the "FDI Act") and
(B) the filing of this Agreement or a certificate of merger in accordance with the Delaware Law and applicable federal law; or

                  (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any assets, properties or business of HMN, Home Federal or Sub under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment, order, judgment or decree to which HMN, Home Federal or Sub is a party or by which HMN, Home Federal or Sub or any of the assets or properties thereof is bound or encumbered.

            (d) FINANCIAL ABILITY TO PERFORM. Home Federal has cash funds available sufficient to make all cash payments required to be made hereby for the shares of Marshalltown Common Stock in the Merger.

            (e) OPINION OF FINANCIAL ADVISOR. HMN has received a written opinion, in a form reasonably acceptable to HMN, from Capital Resources Group, Inc., to the effect that the Merger is fair, from a financial point of view, to the stockholders of HMN.

            (f) CERTAIN FEES. Except for Capital Resources Group, Inc., none of HMN, Home Federal, Sub or any of their respective directors, officers, employees, agents or representatives, on behalf of HMN, Home Federal or Sub or their respective boards of directors, or any committee thereof, has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

            (g) LITIGATION. There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of HMN, threatened against or affecting HMN or any of the HMN Subsidiaries or any of their respective assets or properties, at law or in equity, before or by any Federal, state, municipal, regulatory or other governmental agency or authority, foreign or domestic, or before any arbitration board or panel, wherever located, either individually or in the aggregate, that would reasonably be expected to delay materially or prevent the consummation of the Merger.

            2.2   REPRESENTATIONS AND WARRANTIES OF MARSHALLTOWN.
Marshalltown hereby represents and warrants to HMN, Home Federal and Sub that:

            (a) ORGANIZATION AND COMPLIANCE WITH LAW. Marshalltown is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Bank is a wholly-owned subsidiary of Marshalltown. The Bank is a federal stock savings bank organized, validly subsisting and in good standing under the laws of the United States. The Bank is the only subsidiary of Marshalltown. MSL Financial Corporation ("MSL") is a corporation duly organized, validly existing and in good standing under the laws of Iowa. MSL is a wholly-owned subsidiary of the Bank. MSL is the only subsidiary of the Bank. Except for (i) common stock of the Federal Home Loan Bank of Des Moines, (ii) readily marketable securities owned by Marshalltown or the Marshalltown Subsidiaries in the ordinary course of their respective businesses, and (iii) limited partnership interests in Douglas Wood Limited Partnership and Southbrook Green Limited Partnership, none of Marshalltown, the Bank or MSL is a partner, investor, security holder or a party to any joint venture, partnership, corporation or other entity, or have any obligations to make capital contributions. Marshalltown, the Bank and MSL have all requisite power and authority and all requisite governmental and other authorizations to own, lease and operate their respective assets and properties and to carry on their respective businesses as now being conducted. The Bank and MSL are sometimes hereinafter called the "Marshalltown Subsidiaries". Each of Marshalltown and the Marshalltown Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the financial condition, results of operations or business of Marshalltown or the Marshalltown Subsidiaries. Marshalltown is registered as a savings and loan holding company with the OTS under the SLHC Act. Except as disclosed in a disclosure letter delivered by Marshalltown to HMN prior to the date hereof (the "Marshalltown Disclosure Letter"), Marshalltown and the Marshalltown Subsidiaries each possess all material permits, licenses, authorizations, certificates, franchises, orders, consents or other indicia of authority required by any governmental, administrative or regulatory authority or agency and is in compliance with all applicable laws, judgments, orders, decrees, rules and regulations. Marshalltown has heretofore delivered to HMN true and complete copies of its certificate of incorporation and by-laws and of the charter and by-laws of the Marshalltown Subsidiaries, in each case, as in existence on the date hereof.

            (b)   CAPITALIZATION.

                  (i) The authorized capital stock of Marshalltown consists of 3,250,000 shares of Marshalltown Common Stock and 250,000 shares of Preferred Stock, $0.01 par value per share ("Marshalltown Preferred Stock"). As of March 31, 1997, there were issued and outstanding 1,411,475 shares of Marshalltown Common Stock (including 18,974 shares of Marshalltown Common Stock issued pursuant to the terms of the RRP) and no shares of Marshalltown Preferred Stock. As of March 31, 1997, Marshalltown had 383 record stockholders. Except as disclosed in the Marshalltown Disclosure Letter, since such date no shares of Marshalltown Common Stock or Marshalltown Preferred Stock have been issued. All outstanding shares of Marshalltown Common Stock are validly issued, fully paid and nonassessable and no holder thereof is entitled to any preemptive rights. Marshalltown and the Marshalltown Subsidiaries are not parties to, nor is Marshalltown aware of, any voting agreement, voting trust or similar agreement, arrangement or understanding relating to any class of capital stock of, or any agreement, arrangement or understanding providing for registration rights with respect to any class of capital stock or other securities of, Marshalltown or either of the Marshalltown Subsidiaries.

                  (ii) As of the date hereof, there are pursuant to the terms of the Marshalltown Plan, outstanding options to purchase an aggregate of not more than 122,730 shares of Marshalltown Common Stock at an exercise price per share of $8.00. Other than these options, and any shares of Marshalltown Common Stock issued pursuant to any of the foregoing, there are not now, and at the Effective Time there will not be, any outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Marshalltown, or contracts, agreements, arrangements or understandings to which Marshalltown is a party, or by which it is or may be bound, to issue additional shares of any class of its capital stock or options, warrants, scrip or rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any additional shares of any class of capital stock of Marshalltown. Marshalltown has heretofore delivered to HMN a true and complete copy of the Marshalltown Plan and of each of the option agreements thereunder, in each case as in existence on the date hereof.

                  (iii) The shares of capital stock or other equity securities of the Marshalltown Subsidiaries are collectively referred to herein as the "Marshalltown Subsidiary Shares". All outstanding Marshalltown Subsidiary Shares are validly issued, fully paid and nonassessable and owned beneficially and of record directly or indirectly by Marshalltown, free and clear of all liens, pledges, security interests, claims or other encumbrances. There are not now, and at the Effective Time there will not be, any
(A) outstanding Marshalltown Subsidiary Shares that are owned of record or beneficially by any person or entity other than Marshalltown or the Bank, or (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of the Marshalltown Subsidiaries, or contracts, agreements, arrangements or understandings to which Marshalltown or the Marshalltown Subsidiaries is a party, or by which any thereof is or may be bound, to issue additional shares of any class of capital stock or options, warrants, scrip or rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any additional shares of capital stock of either of the Marshalltown Subsidiaries.

            (c)   AUTHORIZATION AND VALIDITY OF AGREEMENTS.

                  (i) Subject to approval of this Agreement and the Merger by the stockholders of Marshalltown as provided for in Section 3.3,
(x) Marshalltown has all requisite corporate power and corporate authority to enter into this Agreement and to perform its obligations hereunder, and (y) the execution and delivery by Marshalltown of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite corporate action.

                  (ii) On or prior to the date hereof, the Marshalltown Board of Directors (the "Marshalltown Board") has determined to recommend approval of this Agreement and the Merger to the stockholders of Marshalltown, and such determination is in effect as of the date hereof. The affirmative vote of holders of a majority of the outstanding shares of Marshalltown Common Stock is the only vote necessary to approve the Merger and this Agreement. As of the date of this Agreement, neither Marshalltown nor any director, officer or representative thereof is soliciting, initiating or engaged in any discussions or other negotiations with or providing any information to any third party concerning any possible Acquisition Transaction (as defined in Section 3.4).

                  (iii) This Agreement has been duly executed and delivered by Marshalltown and is the valid and binding obligation of Marshalltown, enforceable against Marshalltown in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

            (d) NO NOTICES OR APPROVALS REQUIRED AND NO CONFLICTS. None of the execution and delivery of this Agreement by Marshalltown, the performance by Marshalltown of its obligations hereunder or the consummation by Marshalltown of the transactions contemplated hereby will:

                  (i) conflict with the certificate of incorporation or by-laws of Marshalltown or with the charter or by-laws of the Marshalltown Subsidiaries;

                  (ii) assuming satisfaction of the requirements set forth in Clause (iii) (A), (B) and (C) below, violate any provision of law applicable to Marshalltown or the Marshalltown Subsidiaries;

                  (iii) require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to Marshalltown or the Marshalltown Subsidiaries, except for (A) requirements of Federal and state securities laws,

(B) requirements arising under the HOLA, the SLHC Act, and the FDI Act and (C) the filing of this Agreement or a certificate of merger in accordance with the Delaware Law and applicable federal law; or

                  (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of, or result in the creation or imposition of any lien upon any assets, properties or business of Marshalltown or the Marshalltown Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment, order, judgment or decree to which Marshalltown or either of the Marshalltown Subsidiaries is a party or by which Marshalltown or either of the Marshalltown Subsidiaries or any of the assets or properties thereof is bound or encumbered, except those disclosed in the Marshalltown Disclosure Letter or those which the violation, breach, conflict or default of which would not have a material adverse effect on the financial condition, results of operations or business of Marshalltown and the Marshalltown Subsidiaries, taken as a whole.

            (e)   MARSHALLTOWN REPORTS AND FINANCIAL STATEMENTS.

                  (i) Each of Marshalltown and the Marshalltown Subsidiaries has filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act") and the Securities Exchange Act of 1934, as amended (the "1934 Act"). All reports, registration statements and other filings (including all exhibits, notes and schedules thereto and documents incorporated by reference therein) filed by Marshalltown and the Marshalltown Subsidiaries with the SEC, together with any amendments thereto, including, when filed, the Proxy Statement (as defined in Section 3.2), together with any amendments thereto, insofar as the Proxy Statement contains data and information with respect to Marshalltown or the Marshalltown Subsidiaries, are herein sometimes collectively referred to as the "Marshalltown SEC Reports". Marshalltown has heretofore delivered to HMN true and complete copies of all of the Marshalltown SEC Reports that have been filed with the SEC prior to the date hereof. As of (A) with respect to all of the Marshalltown SEC Reports other than registration statements filed under the 1933 Act, the respective dates of their filing with the SEC, and (B) with respect to all registration statements filed under the 1933 Act, their respective effective dates, the Marshalltown SEC Reports complied or will comply, as the case may be, in all material respects with the rules and regulations of the SEC and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

                  (ii) All material contracts, agreements, arrangements and understandings of Marshalltown have been disclosed in the Marshalltown
SEC Reports filed with the SEC or in the Marshalltown Disclosure Letter except for those contracts, agreements, arrangements and understandings that have already been fully performed and as to which there are not contingent liabilities on the part of Marshalltown.

                  (iii) The consolidated financial statements (including any related notes or schedules) included in Marshalltown's Annual Report on Form 10-KSB for the year ended September 30, 1996 (the "Marshalltown 10-K") and Marshalltown's Quarterly Report on Form 10-QSB for the quarter ended December 31, 1996 (the "Marshalltown 10-Q"), as filed with the SEC, were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and fairly present the consolidated financial position of Marshalltown and its consolidated subsidiaries as of September 30, 1995 and 1996 and December 31, 1996 and the consolidated results of their operations and cash flows for each of the two years in the two-year period ended September 30, 1996 and each of the three months ended December 31, 1995 and 1996. The independent auditors who certified any financial statements and supporting schedules included or incorporated by reference in the Marshalltown SEC Reports are independent certified public accountants with respect to Marshalltown as required by the rules and regulations of the SEC. Subject to the provisions of Section 3.7, all of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including taxes with respect to or based upon transactions or events heretofore occurring, that are required to be reflected, disclosed or reserved against in the consolidated financial statements of Marshalltown in accordance with generally accepted accounting principles are reflected, disclosed or reserved against in the consolidated financial statements, and Marshalltown and its consolidated subsidiaries have no other obligations or liabilities except liabilities incurred since the date of its last audited annual consolidated financial statements, in the ordinary course of business, or in connection with the transactions contemplated by this Agreement.

                  (iv) Marshalltown has furnished HMN with unaudited statements of financial condition, operations and various supporting financial schedules as of, and for the periods ending on, each of the last two fiscal quarters, all as included in the Thrift Financial Reports ("TFR's") provided to the OTS. Marshalltown and the Bank have also provided HMN with all management letters from Marshalltown's independent certified public accountants since December 31, 1990. The TFR's present fairly the financial condition and results of operations of the Bank at the dates thereof, in accordance with the instructions for preparing TFR's and, where applicable, with generally accepted accounting principles consistently applied.

                  (v) Since December 31, 1990, each of Marshalltown and the Marshalltown Subsidiaries has filed all reports and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with federal and other banking, thrift or other regulatory authorities (the "Marshalltown Regulatory Filings"), and all of the Marshalltown Regulatory Filings filed prior to the date hereof complied, and all such filings made hereafter prior to the Effective Time will comply, in all material respects with applicable laws, rules and regulations, and, except as disclosed in the Marshalltown Disclosure Letter, there are no material open or unresolved issues raised by any regulatory authority with respect to any of such filings. Neither Marshalltown nor the Bank is subject to any cease and desist order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of savings and loan associations or savings and loan holding companies or engaged in the insurance of savings and loan deposits, nor has Marshalltown been advised by any such authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

            (f) CONDUCT OF BUSINESS IN THE ORDINARY COURSE AND ABSENCE OF CERTAIN CHANGES AND EVENTS.

                  (i) Except as contemplated by this Agreement or as disclosed in the Marshalltown SEC Reports filed with the SEC prior to the date hereof or in the Marshalltown Disclosure Letter, since September 30, 1996, Marshalltown and the Marshalltown Subsidiaries have taken no action of the type referred to in Section 3.1 and there has not been any material adverse change in the financial condition, results of operations or business of Marshalltown or the Marshalltown Subsidiaries, and there has not been any condition, event or development that is reasonably expected by Marshalltown to result in a material adverse change in the financial condition, results of operations or business of Marshalltown or the Marshalltown Subsidiaries. Marshalltown and the Marshalltown Subsidiaries are not parties to any collective bargaining agreement and believe that their relations with their employees are generally satisfactory. Since September 30, 1996, no significant labor dispute with any employees of Marshalltown or the Marshalltown Subsidiaries or union organizing effort has existed or, to the knowledge of Marshalltown, is imminent or threatened.

                  (ii) None of Marshalltown or the Marshalltown Subsidiaries is in violation of its charter or by-laws or in default in the performance of, and no event has occurred that, with notice or lapse of time or both, would constitute a default in the performance of, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment, order, judgment or decree to which Marshalltown or either of the Marshalltown Subsidiaries is a party or by which Marshalltown or either of the Marshalltown Subsidiaries or any of the assets or properties thereof is bound or encumbered, except for such defaults that do not and would not have a material adverse effect on the financial condition, results of operations or business of Marshalltown and the Marshalltown Subsidiaries, taken as a whole.

            (g) CERTAIN FEES. With the exception of the engagement by Marshalltown of EVEREN Securities, Inc., none of Marshalltown, the Marshalltown Subsidiaries, their respective directors, officers, employees, agents or representatives, on behalf of Marshalltown or either of the Marshalltown Subsidiaries, or their respective boards of directors, or any committee thereof, has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby.

            (h) LITIGATION. Except as disclosed in the Marshalltown SEC Reports filed with the SEC prior to the date hereof or in the Marshalltown Disclosure Letter, there are to the knowledge of Marshalltown no claims, actions, suits, investigations or proceedings pending or threatened to which Marshalltown or either of the Marshalltown Subsidiaries is a party or to which any of their respective assets or properties is effected, at law or in equity, before or by any Federal, state, municipal or other governmental agency or authority, foreign or domestic, or before any arbitration board or panel, wherever located.

            (i)   EMPLOYEE BENEFIT PLANS.

                  (i) The Marshalltown Disclosure Letter lists (A) each employee bonus, incentive, deferred compensation, stock purchase, stock appreciation right, stock option and severance pay plan, (B) each pension, profit sharing, stock bonus, thrift, savings and employee stock ownership plan, and (C) every other employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (collectively, "Marshalltown Benefit Plans"), which Marshalltown or the Marshalltown Subsidiaries maintains or to which Marshalltown or the Marshalltown Subsidiaries contributes on behalf of current or former employees. Except as disclosed in the Marshalltown Disclosure Letter, all of the Marshalltown Benefit Plans comply and have at all times complied with all applicable requirements of ERISA and all other applicable federal and state laws, including without limitation the reporting and disclosure requirements of Part 1 of Title I of ERISA. Each of the Marshalltown Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has been determined by the Internal Revenue Service (the "IRS") to qualify under Section 401(a) of the Code, and, except as disclosed in Marshalltown Disclosure Letter, there exist no circumstances that would adversely affect the qualified status of any such Marshalltown Benefit Plan under that section. Except as set forth in the Marshalltown Disclosure Letter, there is no pending or, to the knowledge of Marshalltown, threatened litigation, governmental proceeding or investigation against or relating to any Marshalltown Benefit Plan, and to the knowledge of Marshalltown there is no reasonable basis for any material proceedings, claims, actions or proceedings against any Marshalltown Benefit Plan. Except as set forth in the Marshalltown Disclosure Letter, no Marshalltown Benefit Plan has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975(c) of the Code) since the date on which said sections became applicable to such plan, and no Marshalltown Benefit Plan has engaged in a transaction involving the purchase or sale of employer securities by such plan from or to a "disqualified person" (within the meaning of Section 4975 of the Code). Neither Marshalltown nor the Marshalltown Subsidiaries has incurred any "accumulated funding deficiency" (within the meaning of Section 412 of the Code), whether or not waived, with respect to any Marshalltown Benefit Plan.

                  (ii) All Marshalltown Benefit Plans that are group health plans, within the meaning of Section 4980E of the Code or Section 601 of ERISA, have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and
Section 601 of ERISA to the extent such requirements are applicable. To the best of Marshalltown's knowledge, all group health plans maintained by Marshalltown or the Marshalltown Subsidiaries have been operated in full compliance with the provisions of Part VII of ERISA and Subtitle K of the Code, to the extent that such provisions apply to the group health plan.

                  (iii)       Marshalltown has delivered to HMN copies of
(A) each Marshalltown Benefit Plan, (B) current summary plan descriptions of each Marshalltown Benefit Plan for which they are required, (C) each trust agreement, insurance policy or other instrument relating to the funding of any Marshalltown Benefit Plan, (D) the three most recent Annual Reports (Form 5500 series) and accompanying schedules filed with the IRS or United States Department of Labor with respect to each Marshalltown Benefit Plan for which they are required, (E) the most recent determination letter issued by the IRS with respect to each Marshalltown Benefit Plan that is intended to qualify under Section 401 of the Code, (F) the three most recent available financial statements for each Marshalltown Benefit Plan that has assets, and (G) the three most recent audited financial statements for each Marshalltown Benefit Plan for which audited financial statements are required by ERISA.

                  (iv) The Marshalltown Disclosure Letter describes any obligation that Marshalltown or the Marshalltown Subsidiaries has to provide health and welfare benefits to retirees and other former employees or their dependents (other than rights arising solely under Section 601 of ERISA or Section 4980B of the Code) including information as to the number of retirees, other former employees and dependents entitled to such coverage and their ages.

                  (v) With respect to each Marshalltown Benefit Plan that is an "employee pension benefit plan", as defined in Section 3(2) of ERISA (collectively, "Marshalltown Pension Plans"), Marshalltown and the Marshalltown Subsidiaries have fulfilled their respective obligations to the extent applicable under the minimum funding requirements of Section
302 of ERISA and Section 412 of the Code with respect to the Marshalltown Pension Plans. Marshalltown and the Marshalltown
Subsidiaries have paid all premiums, if any, that have become due to the Pension Benefit Guaranty Corporation ("PBGC") with respect to any of the Marshalltown Pension Plans.

                  (vi) None of Marshalltown or the Marshalltown Subsidiaries has, or within the past five years has had, any obligation to contribute to any "multiemployer plan", as defined in Section 3(37) of ERISA, and none of Marshalltown or the Marshalltown Subsidiaries has incurred, and no event has occurred that might reasonably be expected to result in, any material liability under Title IV of ERISA (excluding liability for required premium payments to the Pension Benefit Guaranty Corporation ("PBGC")) in connection with any such multiemployer plan or any of the Marshalltown Pension Plans that is subject to Title IV of ERISA.

            (j)   TAXES.

                  (i) Except as disclosed in the Marshalltown Disclosure Letter, all returns and reports, including without limitation information and withholding returns and reports (collectively, "Tax Returns") of or relating to any foreign, Federal, state, local or other income, premium, property, sales, excise and other taxes of any nature whatsoever, including any interest, penalties and additions to tax in respect thereof ("Tax" or "Taxes") heretofore required to be filed by Marshalltown or the Marshalltown Subsidiaries have been duly filed on a timely basis. To the knowledge of Marshalltown, all such Tax Returns were complete and accurate in all material respects. Each of Marshalltown and the Marshalltown Subsidiaries has paid or made adequate provision for the payment of all Taxes reflected in such Tax Returns.

                  (ii) As of the date of this Agreement there are no audits or administrative proceedings, court proceedings or claims pending against Marshalltown or the Marshalltown Subsidiaries with respect to any Taxes, no assessment, deficiency or adjustment has been asserted or, to the knowledge of Marshalltown, proposed with respect to any Tax
Return of or with respect to Marshalltown or the Marshalltown
Subsidiaries and there are no liens for Taxes upon the assets or properties of Marshalltown or the Marshalltown Subsidiaries, except liens for Taxes not yet delinquent.

                  (iii) Except as disclosed in the Marshalltown Disclosure Letter, there are not in force any waivers or agreements, arrangements or understandings by or with respect to Marshalltown or the Marshalltown Subsidiaries of or for an extension of time for the assessment or payment of any Taxes. Neither Marshalltown nor the Marshalltown Subsidiaries has received a written ruling of a taxing authority relating to Taxes or entered into a written and legally binding agreement with a taxing authority relating to Taxes. Except as disclosed in the Marshalltown Disclosure Letter, neither Marshalltown nor the Marshalltown Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Marshalltown or the Marshalltown Subsidiaries, and to the knowledge of Marshalltown the IRS has not proposed any such adjustment or change in accounting method.
For purposes of this Section 2.2(j), the term "Marshalltown Subsidiaries" shall include former subsidiaries of Marshalltown for the periods during which any such subsidiaries were owned directly or indirectly by Marshalltown.

                  (iv) Each of Marshalltown and the Marshalltown Subsidiaries has withheld and paid all Taxes that, to the knowledge of Marshalltown, are required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

                  (v) Neither Marshalltown nor any of the Marshalltown Subsidiaries has filed a consent under Section 341(f) of the Code. Marshalltown and the Marshalltown Subsidiaries are parties to Tax allocation and Tax sharing arrangements among them, all of which arrangements have heretofore been disclosed to HMN by Marshalltown.

                  (vi) The Bank has not taken any voluntary action to cause the bad debt reserve created under Section 593 of the Code to be recaptured as taxable income to the Bank.

            (k) INTELLECTUAL PROPERTY. As of the date of this Agreement, Marshalltown and the Marshalltown Subsidiaries own or are otherwise duly authorized or entitled to utilize all trademarks, service marks, trade names, licenses, designs, copyrights, processes, patents, or applications therefor, and other intellectual property rights as are presently used in, or necessary for, the conduct of the business of Marshalltown and the Marshalltown Subsidiaries as presently conducted, except where the failure to have such ownership or authorization or entitlement does not and would not, individually or in the aggregate, have a material adverse effect on the financial condition, results of operations or business of Marshalltown and the Marshalltown
Subsidiaries, taken as a whole. Since December 31, 1990, to the knowledge of Marshalltown, there has not been any violation or infringement by Marshalltown or either of the Marshalltown Subsidiaries of any intellectual property right of any other person, or any claim of such infringement, that has not been resolved and is continuing, and none of Marshalltown or the Marshalltown Subsidiaries has given to or made with any other person any indemnification, forbearance to sue or settlement for infringement of any intellectual property right.

            (l) NO SECURED DEBT. Except as set forth in the Marshalltown Disclosure Letter, there is not now, and there will not be immediately prior to the Effective Time, any secured debt (including capitalized leases) of Marshalltown or the Marshalltown Subsidiaries, except for capitalized leases of Marshalltown and the Marshalltown Subsidiaries reflected on the consolidated financial statements of Marshalltown, and, in either case, the existence of which does not violate the terms of any material note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment to which Marshalltown or either of the Marshalltown Subsidiaries is a party or by which Marshalltown or either of the Marshalltown Subsidiaries or any of their assets or properties thereof is bound or encumbered.

            (m) OPINION OF FINANCIAL ADVISOR. The Marshalltown Board has received from EVEREN Securities, Inc. a written opinion, dated on or prior to the date of this Agreement, to the effect that the Merger Consideration is fair to the stockholders of Marshalltown from a financial point of view.

            (n) DEPOSIT INSURANCE. The customer deposits held by the Bank are insured by the Savings Association Insurance Fund ("SAIF") administered by the Federal Deposit Insurance Corporation ("FDIC") in accordance with the FDI Act. The Bank has paid all assessments and filed all reports required by the FDI Act.

            (o) PROPERTIES. Except for property owned through foreclosure that is, as of the date of this Agreement, under contract to be sold, or as disclosed in the Marshalltown Disclosure Letter, the Bank has good and marketable title, free and clear of any mortgage, pledge, lien, charge or other encumbrance, to all of its real or personal property reflected on the most recent consolidated financial statements of Marshalltown and the Marshalltown Subsidiaries, except for
(i) liens for current taxes not yet delinquent or taxes reflected on the most recent consolidated financial statements of Marshalltown and the Marshalltown Subsidiaries; (ii) such imperfections of title, encumbrances and easements, if any, as are not individually or in the aggregate substantial or material in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use, of such properties; and (iii) dispositions of such property or assets in the ordinary course of business. The structure and other improvements to real estate, furniture, fixtures and equipment, are in good operating condition and repair (ordinary wear and tear excepted) and, to the knowledge of the Bank, comply in all material respects with all applicable laws, ordinances and regulations, including, without limitation, all building codes, zoning ordinances and other similar laws. The Bank owns or has the right to use all real and personal property used in its business as conducted on the date hereof. Each lease pursuant to which Bank as lessee, leases real or personal property, is valid and in effect in accordance with its respective terms, and there is not, under any of such leases, on the part of the lessee any material existing default or any event which with notice or lapse of time, or both, would constitute such a default, other than defaults which would not individually or in the aggregate have a material adverse effect on the financial condition, results of operations or business of the Bank. The Marshalltown Disclosure Letter identifies all parcels of real estate owned, leased or controlled by Marshalltown or either of the Marshalltown Subsidiaries, including without limitation, real estate managed, owned or controlled in connection with the Bank's lending or financing operations.

            (p) INSURANCE. Disclosed in the Marshalltown Disclosure Letter is a listing of all insurance policies owned by Marshalltown, or the Marshalltown Subsidiaries. Such policies are in effect and full force pursuant to their terms. No notices of cancellation have been received in connection therewith.

            (q) AFFILIATE TRANSACTIONS. Except as disclosed in the Marshalltown Disclosure Letter, none of the executive officers or directors of Marshalltown and the Marshalltown Subsidiaries, or any member of their immediate families (which for purposes hereof shall mean a spouse, minor child or adult child living at the home of any such officer or director), or any entity which any of such persons "controls" (with the meaning of Regulation O of the Federal Reserve Board), has any loan agreement, note or borrowing arrangement or any other agreement with Marshalltown or either of the Marshalltown Subsidiaries (other than normal employment arrangements) or any interests in any property used in or pertaining to the business of Marshalltown and the Marshalltown Subsidiaries pursuant to which the amount outstanding thereunder exceeds $60,000.

            (r)   ENVIRONMENTAL MATTERS.

                  (i) For purposes of this Section 2.2(r), the following terms shall have the indicated meaning:

            "Environmental Law" means any federal, state or local law, statute, ordinance, rule, regulation or code, license, permit, authorization, approval relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation the Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Resource Conservation and Recovery Act; the Clean Air Act, as amended, the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended, the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act, and all comparable state and local laws, and any common law (including without limitation common law that may impose strict liability) that may impose liability or obligation for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

            "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or otherwise regulated under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component.

Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

                  (ii) Except as disclosed in the Marshalltown Disclosure Letter, none of Marshalltown, the Bank or MSL has knowledge of or received any notice within the past three years of any violation of, or claim, citation, assessment, proposed assessment or demand for abatement in connection with any Environmental Laws, or generated, stored, or disposed of any Hazardous Substance.

            (s) FINANCIAL INSTITUTIONS BOND. Since January 1, 1991, the Bank has continuously maintained in full force and effect a financial institutions bond with coverage equal to or greater than that provided for on a "Form 24" insuring against acts of dishonesty by each of its employees. Marshalltown has provided HMN a copy of the bond currently in effect. Except as disclosed in the Marshalltown Disclosure Letter, no claim has been made under any such bond, and Marshalltown is unaware of any fact or condition presently existing which might form the basis of a claim under any such bond. Marshalltown has no reason to believe that the Bank's present financial institutions bond will not be renewed by its carrier on substantially the same basis and terms as those now in effect.

            (t)   LOANS.

                  (i) The documentation relating to each loan of the Bank and relating to all security interests, mortgages and other liens with respect to all collateral for such loans is adequate, in the opinion of the Bank's management, for the enforcement of the loans and the related security interests, mortgages and other liens. Such documentation is valid and correct in all material respects, genuine as to signatures of makers and endorsers, were given for valid consideration and properly perfected. The terms of such loans and of the related security interests, mortgages and other liens comply in all material respects with all applicable laws, rules and regulations (including without limitation laws, rules and regulations relating to the extension of credit).

                  (ii) Except as set forth in the Marshalltown Disclosure Letter, as of December 31, 1996, there are no loans, leases, other extensions of credit or commitments to extend credit of the Marshalltown Subsidiaries that have been or should have been classified as nonaccrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification and no material information with respect to the loan portfolios of the Bank has been withheld from HMN.

                  (iii) The allowances for loan losses contained in the financial statements of the Bank were established in accordance with the past practices and experiences of the Bank, and the allowance for loan losses shown on the balance sheet of the Bank at December 31, 1996 is adequate in all material respects under the requirements of generally accepted accounting policies and the rules, regulations and policies of the OTS to provide for possible losses on loans (including without limitation accrued interest receivable) and credit commitments
(including without limitation stand-by letters of credit) outstanding as of such date.

                  (iv) Except as identified in the Marshalltown Disclosure Letter, there are no loans or extensions of credit made by the Bank to a customer who presently has a principal residence, if the subject loan is personal, or a principal place of business, if the subject loan is commercial, outside of the State of Iowa.

                  (v) Except with respect to sales of participations in student loans, since January 1, 1991, the Bank has not issued or sold any loan participations which might expose Marshalltown or either of the Marshalltown Subsidiaries to direct or indirect recourse liability to the participant, pursuant to any written or verbal agreements or understandings with such participant;

            (u) ABSENCE OF QUESTIONABLE PAYMENTS. From and after January 1, 1991, Marshalltown and the Marshalltown Subsidiaries have not, nor, to the knowledge of Marshalltown, has any director, officer, agent, employee, consultant or other person associated with, or acting on behalf of, Marshalltown or the Marshalltown Subsidiaries (i) used any corporate funds for unlawful contributions, gifts, entertainment or unlawful expenses relating to political activity; or (ii) made any direct or indirect unlawful payments to governmental officials from any corporate funds, or established or maintained any unlawful or unrecorded accounts with funds received from Marshalltown or the Marshalltown Subsidiaries.

            (v) POWERS OF ATTORNEY, GUARANTEES. Except as set forth in the Marshalltown Disclosure Letter, Marshalltown and the Marshalltown Subsidiaries have no power of attorney outstanding, or any obligation or liability, either actual, accruing or contingent, as guarantor, surety, cosigner, endorser, co-maker or indemnitor in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

            (w) INTEREST RATE RISK MANAGEMENT INSTRUMENTS. Disclosed in the Marshalltown Disclosure Letter is a list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which Marshalltown or either of the Marshalltown Subsidiaries is a party or by which any of their properties or assets may be bound. Each such arrangement was entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies.

            (x) MORTGAGE SERVICING AGREEMENTS. The Bank has previously provided HMN copies of all mortgage servicing agreements to which Bank is a party (the "Mortgage Servicing Agreements"). The Mortgage
Servicing Agreements set forth all applicable terms and conditions and have not been modified in any material respect. As of the date of this Agreement, there is no pending or, to the knowledge of the Bank, threatened cancellation of any Mortgage Servicing Agreement. No material sanctions or penalties have been imposed upon the Bank under any Mortgage Servicing Agreement or under any applicable regulation relating thereto.

            (y) REGULATORY MATTERS. None of Marshalltown or the Marshalltown Subsidiaries has taken or agreed to take any action or has any knowledge of any fact or circumstance that would materially impede or delay receipt of any approval necessary to the consummation of the transactions contemplated by this Agreement.

            (z) ACCURACY OF INFORMATION. The statements of Marshalltown contained in this Agreement, the Schedules, the Marshalltown Disclosure Letter and any other written document executed and delivered by or on behalf of Marshalltown pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein not misleading.


III.  COVENANTS OF MARSHALLTOWN

      3.1 CONDUCT OF BUSINESS BY MARSHALLTOWN AND THE MARSHALLTOWN SUBSIDIARIES PENDING THE MERGER. Marshalltown covenants and agrees with HMN and Home Federal that, with respect to

Marshalltown and the Marshalltown Subsidiaries, prior to the Effective Time, unless HMN shall otherwise agree in writing or as is otherwise expressly contemplated by this Agreement:

            (a) The businesses of Marshalltown and the Marshalltown Subsidiaries will be conducted only in, and Marshalltown and the Marshalltown Subsidiaries will not take any material action except in, the ordinary course of business and consistent with prior practices.

            (b) Each of Marshalltown and the Marshalltown Subsidiaries will not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber (A) any shares of capital stock of Marshalltown or the Marshalltown Subsidiaries, except upon exercise of options outstanding under the Marshalltown Plan as of the date hereof,
(B) any investment assets, loans or mortgage servicing rights of Marshalltown or the Marshalltown Subsidiaries other than in the ordinary course of business consistent with prior practices and not in excess of $150,000, or (C) any other assets or properties of Marshalltown or the Marshalltown Subsidiaries other than in the ordinary course of business and consistent with prior practices and not in excess of $10,000 in the aggregate; (ii) amend or propose to amend their respective charters or by-laws; (iii) split, combine or reclassify any outstanding capital stock, or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to their respective shares of capital stock whether now or hereafter outstanding;
(iv) redeem, purchase or acquire or offer to acquire any of the shares of capital stock of Marshalltown or the Marshalltown Subsidiaries; or
(v) agree or commit to do any of the foregoing.

            (c) Each of Marshalltown and the Marshalltown Subsidiaries will not directly or indirectly do any of the following: (i) grant, issue, sell, pledge or dispose of any options, warrants or rights of any kind to acquire any shares of any class of capital stock of Marshalltown or either of the Marshalltown Subsidiaries or any securities that are convertible or exchangeable therefor; (ii) acquire (whether by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (iii) other than short term borrowings in the ordinary course of the Bank's banking business, incur any indebtedness for borrowed money or issue any debt securities; (iv) cancel any material debts or obligations owing to it, except in connection with the ordinary course of the Bank's lending business; (v) liquidate or merge into or consolidate with any other corporation, partnership, or other business organization except as provided in Section 3.4; or (vi) agree or commit to do any of the foregoing.

            (d) Each of Marshalltown and the Marshalltown Subsidiaries will not directly or indirectly do any of the following, (i) enter into or increase any loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in, any one person, entity or obligor or modify any of the material provisions or renew or otherwise extend the maturity date of any existing loan or credit commitment to any one person, entity or obligor (collectively, "Lend to") in an amount in excess of $150,000, provided no such consent shall be required in respect of (A) single-family residential loans or credits not exceeding $214,600 that are saleable in recognized secondary markets pursuant to the Bank's lending policies as in effect on the date hereof, (B) any loans originated under an Iowa Housing Authority program and saleable to such agency, or (C) with the prior approval of HMN, loans or participation in loans originated by Anchor Bank; (ii) enter into, or increase in an amount, any commercial or multi-family real estate loan or credit commitment (including stand-by letters of credit) to, or invest or agree to invest in, any commercial or multi-family real estate project or entity, or Lend to any person other than in accordance with lending policies as in effect on the date hereof, provided that the Bank may make any such loan in the event (A) the Bank has delivered to HMN or its designated representative a notice of its intention to make such loan and such information as HMN or its designated representative may reasonably require in respect thereof, and (B) HMN or its designated representative shall not have objected to such loan by giving written or facsimile notice of such objection within two business days following the delivery to HMN of the notice of intention and information as aforesaid; (iii) Lend to any person or entity, with respect to any of the loans or other extensions of credit to which or investments in which are on a "watch list" or similar internal report of the Bank; (iv) enter into any agreement or engage in any transaction which reasonably could be construed as materially affecting the asset/liability management or interest rate risk management position of the Bank; (v) materially change current deposit pricing practices or policies (in this regard, the Bank shall promptly telecopy to HMN copies of all the Bank's proposed deposit pricing), (vi) purchase, acquire or agree or offer to purchase or acquire any investment securities with a maturity in excess of three years, except for any securities, the purchase or acquisition of which is approved by HMN prior to any such purchase or acquisition; or (vii) change lending, credit, investment, liability management and other material banking policies in any respect which is material to the Bank; provided, however, that nothing in this Section 3.1(d) shall prohibit the Bank from honoring any contractual obligation in existence on the date of this Agreement;

            (e) Each of Marshalltown and the Marshalltown Subsidiaries will not enter into, amend in any material respect, terminate or waive any material right under any contract or agreement referred to in
Section 2.2(e)(ii) or that would have been disclosed pursuant to this Agreement if such contract or agreement had been in effect as of the date hereof.

            (f) Each of Marshalltown and the Marshalltown Subsidiaries will not enter into or amend any employment, consulting, separation or termination agreement, arrangement or understanding nor take any action with respect to the grant of any separation or termination pay or with respect to any increase of benefits payable under its separation or termination pay policies or agreements or arrangements in effect as of the date hereof.

            (g) Each of Marshalltown and the Marshalltown Subsidiaries will not (i) hire any new executive employees, (ii) except for replacements in the ordinary course of business consistent with prior practices, hire any other new employee, (iii) except in the ordinary course of business consistent with prior practices, increase the compensation of any employee, or (iv) adopt or amend (except to comply with applicable law) any bonus, profit sharing, compensation, stock option, pension, retirement, separation, deferred compensation or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of, any employee or former employee.

            (h) Each of Marshalltown and the Marshalltown Subsidiaries will not make any capital expenditure or commitment for which it is not contractually bound at the date hereof except necessary replacements in the ordinary course of business and capital expenditures reflected in the current annual budget of the Bank (a copy of which has been provided by Marshalltown to HMN prior to the execution of this Agreement and accepted by HMN).

            (i) Each of Marshalltown and the Marshalltown Subsidiaries will not knowingly take any of the foregoing actions or willfully engage in any activity, enter into any transaction or take or omit to take any other voluntary act which would make any of the representations and warranties in Section 2.2 untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

            (j) Subject to the provisions hereof, Marshalltown will use all reasonable efforts (i) to preserve intact the business organization of Marshalltown and the Bank and to preserve the goodwill of those having relationships with Marshalltown or the Bank, and (ii) to prepare with HMN, prior to communicating with Marshalltown's employees, depositors, borrowers and other customers, regarding the Merger and continuing operations after consummation of the Merger.

      3.2 PROXY STATEMENT. As promptly as practicable after the date hereof, Marshalltown will draft and file with the SEC under the 1934 Act, and will use all reasonable efforts to have cleared by the SEC, a proxy statement (the "Proxy Statement") with respect to the meeting of stockholders of Marshalltown referred to in Section 3.3. The Proxy Statement (as it relates to Marshalltown) will comply as to form in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC, and the Proxy Statement (except with respect to data and information concerning HMN and the HMN Subsidiaries furnished by or on behalf of HMN to Marshalltown specifically for use therein) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. Subject to the provisions of Section 3.4, the Proxy Statement will contain the recommendation of the Marshalltown Board that the stockholders of Marshalltown vote to approve and adopt the Merger and this Agreement. Marshalltown will promptly notify HMN in writing if prior to the Effective Time it shall obtain knowledge of any fact that would make it necessary to amend the Proxy Statement in order to render the statements made therein not misleading or to comply with applicable law. Marshalltown will promptly furnish to HMN a true and complete copy of each written communication of Marshalltown with the SEC with respect to the Proxy Statement and will promptly advise HMN of the substance of each oral communication with the SEC.

      3.3 MEETING OF STOCKHOLDERS OF MARSHALLTOWN. Subject to the provisions of Section 3.4, as soon as the parties may agree after the date hereof, but in no event later than the earliest practicable date after receipt of all necessary permits, consents and approvals contemplated by Section 6.1(b), Marshalltown and the Marshalltown Board will (i) take all action necessary in accordance with the Delaware Law and its certificate of incorporation and by-laws to convene a meeting of its stockholders to consider and vote upon approval and adoption of the Merger and this Agreement, (ii) recommend that the stockholders of Marshalltown vote to approve and adopt the Merger and this Agreement,
(iii) mail the Proxy Statement to its stockholders, (iv) use all reasonable efforts to solicit from its stockholders proxies in favor of such approval and adoption, and (v) take all other action reasonably necessary or helpful to secure a vote of its stockholders in favor of such approval and adoption.

      3.4 NO SOLICITATION OF ACQUISITION TRANSACTIONS. Each of Marshalltown and the Marshalltown Subsidiaries will not directly or indirectly, through any director, officer, employee, agent, representative or otherwise, solicit, initiate or intentionally encourage submission of any inquiries, proposals or offers from any person or entity (other than HMN and the HMN Subsidiaries) relating to any merger, consolidation, share exchange, purchase or other acquisition of all or (other than in the ordinary course of business) any substantial portion of the assets of or any substantial equity interest in Marshalltown or the Bank or any business combination with Marshalltown or the Bank (collectively, an "Acquisition Transaction"), or participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to Marshalltown or the Bank or MSL or afford access to the properties, books or records of Marshalltown or the Bank for the purposes of, or cooperate with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to seek or effect an Acquisition Transaction, or enter into an agreement with any person or entity. Notwithstanding the foregoing, the restrictions set forth in this Agreement shall not prevent the Marshalltown Board from taking any of the following actions: (i) furnishing information concerning Marshalltown or (ii) negotiating with such third party concerning an Acquisition Transaction provided that all of the following events shall have occurred: (A) such third party has made a written proposal to the Marshalltown Board (which proposal may be conditional) to consummate an Acquisition Transaction which proposal identifies a price of range of values to be paid for the outstanding securities or substantially all of the assets of the Marshalltown, and if consummated, based on the advice of the Marshalltown's investment bankers, the Marshalltown Board has determined is financially more favorable to the stockholders of Marshalltown than the terms of the Merger (a "Superior Proposal");
(B) the Marshalltown Board has determined, based on the advice of its investment bankers, that such third party is financially capable of consummating such Superior Proposal; (C) the Marshalltown Board shall have determined, after consultation with its outside legal counsel, that the fiduciary duties of the Marshalltown Board require Marshalltown to furnish information to and negotiate with such third party; and (D) HMN shall have been notified in writing of such Superior Proposal, including all of its terms and conditions, and shall have been given copies of such proposal. In addition to the foregoing, Marshalltown shall not accept or enter into any agreement concerning an Acquisition Transaction for a period of not less than 48 hours after HMN's receipt of a copy of such proposal. Upon compliance with the foregoing, Marshalltown shall be entitled to not recommend or change its recommendation concerning the Merger; and enter into an agreement with such third party concerning an Acquisition Transaction, provided that Marshalltown shall immediately make payment in full to HMN of the fee set forth in Section 5.1. In addition, following receipt of a proposal or offer relating to an Acquisition Transaction, Marshalltown may take and disclose to its stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 under the 1934 Act or otherwise make a disclosure to its stockholders.

      3.5   ACCESS TO INFORMATION.

            (a) Subject to the provisions of Section 3.4, from the date hereof to the Effective Time, each of Marshalltown and the Marshalltown Subsidiaries will, and their respective directors, officers, employees, agents and representatives will, afford the officers, employees, agents and representatives of HMN reasonable access at all reasonable times to the officers, employees, representatives, properties, books and records of Marshalltown and the Marshalltown Subsidiaries, and to the books and records of any predecessors thereof in the possession of Marshalltown or the Marshalltown Subsidiaries, and will furnish to HMN all financial, operating and other data and information as HMN and the HMN
Subsidiaries, through its officers, employees or representatives, may reasonably request. From the date hereof to the Effective Time, Marshalltown and the Bank shall promptly furnish HMN with copies of all monthly and other interim financial statements and other information, including information disseminated to the Marshalltown Board, as the same become available. Marshalltown shall promptly notify HMN of any material change in the business or operations of Marshalltown or the Bank and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Marshalltown or the Bank. Two representatives of HMN shall attend all meetings of the Marshalltown Board and committees thereof (except meetings of the Marshalltown Board relating to the Merger and the transactions contemplated hereby) and of each of its subsidiaries conducted prior to the Effective Time, and give HMN reasonable advance notice of the date, time and place of any such regularly scheduled meetings and special meetings of the entire Board of Directors of any such entity. Notwithstanding anything to the contrary in this Section 3.5(a), nothing in this Section 3.5(a) shall require Marshalltown to provide access to or copies of any information to HMN, pursuant to this Section 3.5(a), if such access would result in the violation of the attorney-client privilege afforded such information.

            (b) Marshalltown agrees to hold in confidence all, and not to disclose to others for any reason whatsoever any, non-public information received by it pursuant to Section 4.3 or otherwise in connection with the transactions contemplated hereby, except (i) as required by law,
(ii) for disclosure to directors, officers, employees, agents and representatives as necessary to consummate the Merger or as necessary to the operation of its and HMN's businesses, and (iii) for information that becomes publicly available other than through Marshalltown or the Marshalltown Subsidiaries or their respective directors, officers, employees, agents or representatives. In the event that this Agreement is terminated, upon receipt of a written request from HMN, Marshalltown will return to HMN all documents and other material (and all copies thereof) obtained from HMN or any of the HMN Subsidiaries in connection with the transactions contemplated hereby and will destroy all documents and other material prepared by Marshalltown or any of the Marshalltown Subsidiaries, or their respective directors, officers, employees, agents and representatives, that reflect any non-public information received by any of them in connection with the transactions contemplated hereby.

      3.6 GOVERNMENT FILINGS. Marshalltown and the Marshalltown Subsidiaries shall file all reports with the appropriate regulatory authorities and all other reports, applications and other documents required to be filed with the OTS and other regulatory authorities between the date of this Agreement and the Effective Time and shall make available to HMN copies of all such reports.

      3.7 ESTABLISHMENT OF ACCRUALS. If requested by HMN immediately prior to the Effective Time, the Bank shall, consistent with generally accepted accounting principles, establish such additional accruals (including an addition of $150,000 for income taxes) and reserves as may be necessary to conform the Bank's accounting and credit loss reserve practices and methods to those of HMN (as such practices and methods are to be applied to the Bank from and after the Effective Time) and reflect HMN's plans with respect to the conduct of the Bank's business following the Merger and to provide for the costs and expenses relating to the consummation by Marshalltown and the Bank of the transactions contemplated by this Agreement.

      3.8   FILING OF TAX RETURNS AND ADJUSTMENTS.

            (a) Marshalltown, on its behalf and on behalf of each of the Marshalltown Subsidiaries, shall file (or cause to be filed) at its own expense, on or prior to the due date, all Tax Returns, including all Marshalltown Benefit Plan returns and reports, for all Tax periods ending on or before the Closing Date where the due date for such Returns (taking into account valid extension of the respective due dates) falls on or before the Closing Date; provided, however, that Marshalltown and the Marshalltown Subsidiaries shall not amend any Tax Returns, or other elections or information statements which reflects an additional liability for Taxes, or consent to any material adjustment or otherwise compromise or settle any material matters with respect to Taxes, without prior consultation with HMN; provided, further, that Marshalltown and the Marshalltown Subsidiaries shall not make any election or take any other discretionary position with respect to any material amount of Taxes in a manner inconsistent with past practices, without the prior written approval of HMN. Marshalltown shall provide HMN with a copy of appropriate workpapers, schedules, drafts and final copies of each material federal and state income Tax Return or election of Marshalltown and the Marshalltown Subsidiaries (including returns of all Marshalltown Benefit Plans) as soon as practicable before filing such return or election and the parties shall reasonably cooperate with each other in connection therewith.

            (b) HMN, in its sole and absolute discretion, will file (or cause to be filed) all Tax Returns of Marshalltown and the Marshalltown Subsidiaries due after the Closing Date. After the Closing Date, HMN, in its sole and absolute discretion and to the extent permitted by law, shall have the right to amend, modify or otherwise change all Tax
Returns of Marshalltown and the Marshalltown Subsidiaries for all Tax periods.

      3.9 NO FURTHER ACTION LETTER. Marshalltown will use all reasonable efforts to file as promptly as possible any notifications or reports or other documents required to obtain a no further action letter from the Iowa Department of National Resources regarding the environmental contamination detected at the Bank's facility at 29 South Center Street, Marshalltown, Iowa.

IV.   COVENANTS OF HMN

      4.1 CONDUCT OF BUSINESS BY HMN PENDING THE MERGER. HMN will use all reasonable efforts to assist Marshalltown in communicating with Marshalltown's employees, depositors, borrowers and other customers, regarding the Merger and continuing operations after consummation of the Merger.

      4.2 PROXY STATEMENT. As promptly as practicable after the date hereof, HMN will cooperate with Marshalltown in drafting the Proxy Statement. The Proxy Statement (as it relates to HMN) will not contain (with respect to data and information concerning HMN and the HMN Subsidiaries furnished by or on behalf of HMN to Marshalltown specifically for use therein) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein not misleading. HMN will promptly notify Marshalltown in writing if prior to the Effective Time it shall obtain knowledge of any fact that would make it necessary to amend the Proxy Statement in order to render the statements made therein not misleading or to comply with applicable law.

      4.3   ACCESS TO INFORMATION.

            (a) From the date hereof to the Effective Time, HMN and its directors, officers, employees, agents and representatives will furnish to Marshalltown all financial, operating and other data and information, as filed by HMN with the SEC, as Marshalltown, through its officers, employees or representatives, may reasonably request. HMN shall also provide Marshalltown with copies of any applications, notifications or other documents filed with the OTS or any other applicable regulatory authority and any correspondence related thereto. Notwithstanding anything to the contrary in this Section 4.3(a), nothing in this Section 4.3(a) shall require HMN to provide access to or copies of any information to Marshalltown, pursuant to this Section 4.3(a), if such access would result in the violation of the attorney-client privilege afforded such information.

            (b) HMN agrees to hold in confidence all, and not to disclose to others for any reason whatsoever any, non-public information received by it pursuant to Section 3.5 or otherwise in connection with the transactions contemplated hereby, except (i) as required by law,
(ii) for disclosure to directors, officers, employees, agents and representatives as necessary to consummate the Merger or as necessary to the operation of its and Marshalltown's businesses, and (iii) for information that becomes publicly available other than through HMN or any of the HMN Subsidiaries or their respective directors, officers, employees, agents or representatives. In the event that this Agreement is terminated, upon receipt of a written request from Marshalltown, HMN will return to Marshalltown all documents and other material (and all copies thereof) obtained from Marshalltown or any of the Marshalltown Subsidiaries in connection with the transactions contemplated hereby and will destroy all documents and other material prepared by HMN or any of the HMN Subsidiaries, or their respective directors, officers, employees, agents and representatives, that reflect any non-public information received by any of them in connection with the transactions contemplated hereby.

      4.4   EMPLOYEE BENEFITS.

            (a) At the Effective Time HMN will assume all employee benefit plans, programs, policies, contracts, agreements and arrangements maintained by Marshalltown or either of the Marshalltown Subsidiaries (the "Marshalltown Employee Plans") and shall succeed to all rights as the employer or sponsor under the Marshalltown Employee Plans to amend, modify or terminate the same in accordance with their terms and applicable law. To the extent after the Effective Time, employees of Marshalltown and Marshalltown Subsidiaries participate in any employee benefit plans, programs, policies, contracts, agreements and arrangements of HMN, such employees will receive prior service credit for participation, vesting and benefit accrual purposes, except no benefit accrual credit will be given for prior service with Marshalltown or Marshalltown Subsidiaries relating to any HMN defined benefit retirement plan.

            (b) The existing Marshalltown profit sharing plan will be continued, at the option of HMN, through either December 31, 1997 or December 31, 1998 at which time it will be terminated with all participant accounts becoming fully vested. Prior to termination eligible employees will be entitled to employer contributions at 15% of eligible compensation for the year ended December 31, 1997 and an amount equivalent to the percentage allocation under the HMN Employee Stock Ownership Plan for the year ended December 31, 1998. This percentage allocation shall be determined by the sum of the fair market value of the ESOP shares allocated to employees of HMN and its subsidiaries during the year divided by the total eligible compensation paid to the participants in the ESOP Plan for the same period, subject to the 15% limit of eligible compensation imposed by the existing Marshalltown Profit Sharing Plan. The accounts of participants and beneficiaries shall be distributed as soon as practicable after the termination of such plan, with distributions being subject, at the option of the participant or beneficiary, to rollover to an HMN qualified plan (if permitted by the terms of such plan), or to an individual retirement account (to the extent permitted by law). Upon termination of the Marshalltown profit sharing plan, full-time employees of Marshalltown and Marshalltown Subsidiaries employed as of the Effective Time will be eligible to participate (subject to eligibility and vesting provisions thereof) in the Home Federal Savings Bank 401(k) Plan and the HMN Employee Stock Ownership Plan. For purposes of such participation, employees of Marshalltown and Marshalltown Subsidiaries will receive prior service credit for their service with Marshalltown or Marshalltown Subsidiaries for eligibility, participation and vesting purposes only.

            (c) Employees of Marshalltown and Marshalltown Subsidiaries will participate in their existing employee welfare programs at existing contribution rates through the Effective Time. At the Effective Time, such programs will be terminated and replaced with HMN plans.

            (d) Subject to satisfaction of the provisions of Section 6.2(e), at the Effective Time, Home Federal (i) will assume the terms and conditions of certain employment agreements between the Bank and six employees of the Bank, including Richard A. Rathke and (ii) will terminate Richard A. Rathke in accordance with the terms and conditions set forth in the employment agreement between Marshalltown and Richard
A. Rathke dated June 30, 1995.

            (e) Nothing contained in this Section 4.4 or elsewhere in this Agreement shall confer, or be deemed to confer, upon any person who is an employee or former employee of Marshalltown or either of the Marshalltown Subsidiaries or a beneficiary of an employee or former employee any rights to continued employment or, to continuation of any benefit plans, programs, policies or arrangements, including the Marshalltown Employee Plans and the HMN Plans, for any particular period of time following consummation of the Merger.

      4.5   INDEMNIFICATION.

            (a) HMN agrees that from and after the Effective Time it will assume and honor the indemnification obligations of Marshalltown and the Marshalltown Subsidiaries set forth in their respective certificate of incorporation, charter or bylaws, as in effect on the date hereof with respect to any person described in such provision (the "indemnities").

            (b) HMN agrees that for a period of three years from and after the Effective Time it will maintain and cause to remain in effect the current directors' and officers' liability insurance policies maintained by Marshalltown and the Marshalltown Subsidiaries with respect to claims arising from facts or events which occurred at or before the Effective Time.

            (c)   In the event HMN or any of its successors or assigns
(i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction, or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of HMN assume the obligations set forth in this Section 4.5.

            (d) This Section 4.5 shall be construed as an agreement, as to which the indemnitees are intended to be third-party beneficiaries, between HMN and such indemnitees as unaffiliated third parties and is not subject to any limitations to which HMN may be subject in indemnifying its own directors or officers or other persons.

V.    MUTUAL COVENANTS

      5.1   EXPENSES.

      (a) All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses; provided, however, that any of such costs and expenses incurred by Marshalltown or either of the Marshalltown Subsidiaries and payable to third parties (other than HMN) in excess of $400,000 shall result in an adjustment to the amount of the Merger Consideration as follows: the amount, if any, in excess of $400,000 shall be divided by 1,534,205, and shall be subtracted from the amount of the Merger Consideration paid per share of Marshalltown Common Stock. For purposes of this Section 5.1(a), all costs and expenses (the "Environmental Costs") incurred or to be incurred by Marshalltown, either of the Marshalltown Subsidiaries or any successor thereto, with respect to the environmental contaminants detected in the soil and groundwater of the Bank's facility at 29 South Center Street, Marshalltown, Iowa, including, without limitation, all costs and expenses incurred or to be incurred in connection with the remediation and clean-up of such site shall be included; provided, however, that the testing and assessment costs related to such site shall not be included. Notwithstanding the provisions of the foregoing sentence, the portion, if any, of the Environmental Costs which are reimbursed, or would be subject to reimbursement, pursuant to Iowa's environmental reimbursement funds will not be included in Environmental Costs provided Marshalltown delivers to HMN, on or prior to Closing, a letter or other evidence, reasonably satisfactory to HMN, that such portion has been reimbursed or shall qualify for reimbursement under the terms and provisions of such funds. The calculation of the Environmental Costs, if any, to be incurred, shall be derived from the estimate of the Environmental Costs prepared by an environmental engineer engaged by Marshalltown in connection with any requirements of the Iowa Department of Natural Resources related to the issuance of a no further action letter and the approval of any monitoring or remediation plan for the Marshalltown property. Such estimate shall be subject to HMN's prior review and approval.

            (b)   Notwithstanding the provisions of Section 5.1(a),

                  (i) if (A) there has been no material breach by HMN of the representations, warranties, covenants and agreements of HMN under this Agreement (an "HMN Material Breach"), (B) this Agreement is terminated pursuant to Section 7.1(f), (C) prior to such termination an Acquisition Proposed (as hereinafter defined) is outstanding, and (D) an Acquisition Proposal, as it may be modified, or a substitute, alternative or other Acquisition Proposal, is consummated within 18 months after this Agreement is terminated pursuant to Section 7.1(f), then Marshalltown will at the time of such consummation or promptly thereafter, but in no event later than three business days after receiving a written request from HMN therefor, pay to HMN a fee of $750,000. As used herein, an "Acquisition Proposal" shall mean a publicly-announced offer, or a publicly-announced intent to make an offer, from a party other than HMN or its affiliates, to acquire Marshalltown or the Bank in a merger, consolidation, share exchange or other business combination or joint venture, to acquire all or substantially all of the assets of Marshalltown or the Bank or a substantial part of the assets of Marshalltown and the Bank, taken as a whole, or to acquire at least
50% of the outstanding Marshalltown Common Stock or at least 50% of the equity interests in the Bank, or a negotiated transaction for any of the foregoing.

                  (ii)  if (A) there has been no HMN Material Breach and
(B) this Agreement is terminated pursuant to Section 7.1(g) or (h), then Marshalltown will promptly thereafter, but in no event later than three business days after receiving a written request by HMN therefor, pay to HMN a fee of $750,000.

            (c) In no event shall more than one termination fee be payable under Section 5.1(b) above.

      5.2 ADDITIONAL AGREEMENTS. In accordance with the terms and subject to the conditions hereof, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to fulfill the conditions and consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

      5.3 NOTIFICATION OF CERTAIN MATTERS. Marshalltown will give prompt notice to HMN and Home Federal, and HMN and Home Federal will give prompt notice to Marshalltown, of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (b) any material failure of Marshalltown, HMN, Home Federal or Sub, or any of their respective directors, officers, employees, agents or representatives, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder.

      5.4 AGREEMENT TO DEFEND. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, whether before or after the Effective Time, the parties hereto agree to cooperate and use all reasonable efforts to defend against and respond thereto.

      5.5 REGULATORY APPROVALS. Each of HMN, Home Federal, Sub and Marshalltown will use all reasonable efforts to file as promptly as possible any applications, notifications or other documents required to obtain regulatory approvals and consents from the OTS and any other applicable regulatory authorities of the Merger and the other transactions contemplated hereby.

VI.   CONDITIONS

      6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party hereto to effect the Merger and to consummate the other transactions contemplated hereby will be subject to the fulfillment at or prior to the Closing of the following conditions:

            (a) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of Marshalltown as required by law, and by any applicable provisions of its certificate of incorporation and by-laws.

            (b) The Merger and the other transactions contemplated hereby shall have been approved by the OTS and any other regulatory authority without any condition, in the reasonable opinion of HMN, unduly burdensome to HMN, all conditions required to be satisfied prior to the Effective Time imposed by the terms of such approvals shall have been satisfied and all waiting period relating to such approvals shall have expired.

            (c) No order shall have been entered and remain in effect in any action or proceeding before any foreign, Federal or state court or governmental agency or other foreign, Federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the Merger.

            (d) There shall have been obtained such other permits, consents and approvals of bank, thrift, insurance or securities commissions or agencies of any jurisdiction and of other governmental bodies or agencies that may reasonably be deemed necessary so that the consummation of the Merger and the other transactions contemplated hereby will be in compliance with applicable laws, without any condition, in the reasonable opinion of HMN, unduly burdensome to HMN.

      6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF HMN. The obligations of HMN, Home Federal and Sub to effect the Merger and to consummate the other transactions contemplated hereby are, at the option of HMN, Home Federal and Sub, also subject to the fulfillment at or prior to the Closing of the following conditions:

            (a) The representations and warranties of Marshalltown contained in Section 2.2 shall be accurate in all material respects as of the date of this Agreement, and there shall be no inaccuracy in any such representations and warranties as of the Closing Date except to the extent that any such inaccuracy individually or in the aggregate does not constitute a material adverse change in the financial condition, results of operations or business of Marshalltown and the Marshalltown Subsidiaries, taken as a whole; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Marshalltown at or before the Closing shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated as of the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of Marshalltown shall have been delivered to HMN.

            (b) Since the date of this Agreement, no material adverse change in the financial condition, results of operations or businesses of Marshalltown and the Marshalltown Subsidiaries, taken as a whole, shall have occurred, and a certificate to such effect dated as of the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of Marshalltown shall have been delivered to HMN.

            (c) Dissenting Shares shall constitute no more than 7 1/2% of the shares of Marshalltown Common Stock issued and outstanding immediately prior to the Effective Time.

            (d) HMN shall have received written opinion of counsel to Marshalltown, dated as of the Closing Date, substantially to the effect set forth in Exhibit 6.2(d).

            (e) HMN shall have received the consent in writing of the parties to the employment agreements listed on Exhibit 6.2(e) to the effect that the transactions contemplated by this Agreement, including the Merger, the Liquidation and the Subsequent Merger, do not constitute a material diminution of or interference with such employee's duties, responsibilities and benefits under such agreements.

            (f) As a part of HMN's continuing examination of Marshalltown, HMN shall have completed its examination of the assets and liabilities of Marshalltown, including, but not limited to, a review of the results of the most recent regulatory examination report of Marshalltown and all previous regulatory examination reports and related correspondence and administrative actions, and all the documentation relating to assets or liabilities of Marshalltown (all of which will be updated by Marshalltown at its expense), and the results of such examinations shall have disclosed no material adverse change in the financial condition, results of operations or business of Marshalltown.

      6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF MARSHALLTOWN. The obligations of Marshalltown to effect the Merger and to consummate the other transactions contemplated hereby are, at the option of Marshalltown, also subject to the fulfillment at or prior to the Closing of the following conditions:

            (a) The representations and warranties of HMN, Home Federal and Sub contained in Section 2.1 shall be accurate in all material respects as of the date of this Agreement, and there shall be no inaccuracy in any such representations and warranties as of the Closing Date except to the extent that any such inaccuracy individually or in the aggregate does not constitute a material adverse change in the financial condition, results of operations or business of HMN and the HMN Subsidiaries, taken as a whole; all of the terms, covenants and conditions of this Agreement to be complied with and performed by HMN, Home Federal and Sub at or before the Closing shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated as of the Closing Date and signed by the Chief Executive Officer and Chief Financial Officer of HMN shall have been delivered to Marshalltown.

            (b) On the date of the Proxy Statement, the Marshalltown Board shall have received from EVEREN Securities, Inc. a written update, dated as of such date, confirming the opinion referred to in
Section 2.2(m).

            (c) Marshalltown shall have received written opinion of Faegre & Benson LLP, counsel to HMN, dated as of the Closing Date, substantially to the effect set forth in Exhibit 6.3(c).


VII.  MISCELLANEOUS

      7.1 TERMINATION. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of Marshalltown:

            (a)   By mutual consent of the HMN Board and the Marshalltown
Board.

            (b) By the HMN Board or the Marshalltown Board, if the Merger shall not have been consummated on or before June 30, 1998 (unless such circumstance is the result of a breach of the terms hereof in any material respect by the party asserting the termination right).

            (c) By the Marshalltown Board, if a condition to Marshalltown's obligations to close set forth in Article VI of this Agreement cannot be met on the Closing Date and is not waived; provided however, that with respect to the failure to satisfy a condition under
Section 6.3 that is capable of being cured within 30 days, the right of the Marshalltown Board to terminate this Agreement shall exist only if the failure to satisfy such condition is not cured within 30 days after written notice by Marshalltown to HMN of such condition.

            (d) By the HMN Board, if a condition to HMN's obligations to close set forth in Article VI of this Agreement cannot be met on the Closing Date and is not waived; provided however, that with respect to the failure to satisfy a condition under Section 6.2 that is capable of being cured within 30 days, the right of the HMN Board to terminate this Agreement shall exist only if the failure to satisfy such condition is not cured within 30 days after written notice by HMN to Marshalltown of such condition.

            (e) By the HMN Board or the Marshalltown Board, if a final unappealable order to restrain, enjoin or otherwise prevent, or awarding substantial damages in connection with, the consummation of the Merger or the other transactions contemplated hereby shall have been entered by a court of competent jurisdiction, the OTS or other regulatory authority.

            (f) By the HMN Board or the Marshalltown Board, if the Merger and this Agreement shall have been submitted to a vote of the stockholders of Marshalltown and shall not have been approved by the requisite vote.

            (g) By the HMN Board or the Marshalltown Board, if the Marshalltown Board does not make to the stockholders of Marshalltown a favorable recommendation with respect to the Merger or such recommendation is modified or withdrawn in a way detrimental to HMN (and HMN and Marshalltown agree that a determination by the Marshalltown Board not to call the meeting of stockholders contemplated by
Section 3.3 or the cancellation or adjournment of such meeting without a vote on the Merger and this Agreement being taken (except under circumstances where Marshalltown is otherwise attempting to secure a vote of its stockholders in favor of approval and adoption of the Merger and this Agreement) shall be deemed to be such a failure to make or withdrawal of such recommendation).

            (h)   By the HMN Board or the Marshalltown Board, if
Marshalltown shall have entered into a definitive agreement for an Acquisition Transaction in accordance with Section 3.4.

      7.2 EFFECT OF TERMINATION. In the event of any termination of this Agreement pursuant to Section 7.1, HMN and Marshalltown shall have no obligation or liability to each other except that (a) the provisions of Sections 3.5(b) and 4.3(b) and the provisions of Section 5.1 shall survive any such termination, and (b) nothing herein and no termination pursuant hereto shall relieve any party from liability for any breach of this Agreement.

      7.3 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by action of the Board of Directors of the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto; provided however, that after this Agreement has been
      approved and adopted by the stockholders of Marshalltown this
Agreement may be amended only as may be permitted by applicable provisions of the Delaware Law.

      7.4 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty in this Agreement shall survive the consummation of the Merger.

      7.5 PUBLIC STATEMENTS. HMN and Marshalltown agree to consult with each other prior to issuing any press release or otherwise making any public statement or disclosure with respect to the transactions contemplated hereby, and neither will issue any such press release or make any such public statement or disclosure prior to such consultation, except as may be required by law or applicable stock exchange policy.

      7.6 KNOWLEDGE. All references in this Agreement to knowledge of a corporation shall be deemed to mean knowledge of any one or more of its executive officers.

      7.7 ASSIGNMENT. This Agreement will not be assignable by the parties hereto.

      7.8 NOTICES. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given (and will be deemed to have been duly received if so given) by delivery by cable, telegram, telex, telecopy or by registered or certified mail, postage prepaid, return receipt requested, to the respective parties as follows:

            if to HMN, Home Federal or Sub:

                  HMN Financial, Inc.
                  101 North Broadway
                  Spring Valley, Minnesota  55975
                  Attention: President and Chief Executive Officer Telephone Number: 507/346-7345
                  Telecopy Number:  507/346-1111

                  with a copy to:

                  Faegre & Benson LLP
                  2200 Norwest Center
                  90 South Seventh Street
                  Minneapolis, Minnesota  55402
                  Attention:  Douglas P. Long
                  Telephone Number:  612/336-3288
                  Telecopy Number:  612/336-3026
            and if to Marshalltown:

                  Marshalltown Financial Corporation
                  303 West Main Street
                  Marshalltown, Iowa  50158
                  Attention: President and Chief Executive Officer Telephone Number: (515) 754-6000
                  Telecopy Number:  (515) 754-6045

                  with a copy to:

                  Silver Freedman & Taff
                  1100 New York Avenue N.W.
                  Suite 700
                  Washington, D.C.  20005
                  Attention:  Jeffrey M. Werthan
                  Telephone Number:  202/414-6100
                  Telecopy Number:  202/682-0354


or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

      7.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAW OF THE STATE OF
DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW
THEREOF.

      7.10 SEVERABILITY. If any term, provision, covenant, agreement or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, agreements and restrictions of this Agreement will continue in full force and effect and will in no way be affected, impaired or invalidated.

      7.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

      7.12 HEADINGS. The section headings herein are for convenience only and will not affect the construction hereof.

      7.13 ENTIRE AGREEMENT. This Agreement (a) constitutes the entire agreement between the parties hereto and supersede all other prior agreements and understandings, both oral and written, between the parties relating to the subject matter hereof and thereof, and (b) does not confer upon any person or entity not a party hereto or thereto any rights or remedies hereunder or thereunder.
            IN WITNESS WHEREOF, HMN has caused this Agreement to be signed by its Chairman or its President or a Vice President and attested by its Secretary or an Assistant Secretary, Home Federal has caused this Agreement to be signed by its Chairman or its President and attested by its Secretary, Sub has caused this Agreement to be signed by its Chairman or President and attested by its Secretary, and Marshalltown has caused this Agreement to be signed by its Chairman or its President or a Vice President and attested by its Secretary or an Assistant Secretary, all as of the date first above written.

                                    HMN FINANCIAL, INC.



                                    By /s/ Roger P. Weise
                                       -----------------------------------
                                         Roger P. Weise
                                         President and Chief Executive
                                         Officer

Attest:


/s/ Roxanne M. Hellickson
--------------------------------
Roxanne M. Hellickson, Secretary



                                    HOME FEDERAL SAVINGS BANK



                                    By /s/ Roger P. Weise
                                       -----------------------------------

                                         Roger P. Weise, President

Attest:



/s/ Roxanne M. Hellickson
--------------------------------
Roxanne M. Hellickson, Secretary


                                    HFSB ACQUISITION CO.



                                    By   /s/ Roger P. Weise
                                         ------------------------------
                                         Roger P. Weise, President

Attest:


/s/ James B. Gardner
---------------------------------
James B. Gardner, Secretary



                                    MARSHALLTOWN FINANCIAL CORPORATION



                                    By /s/ Richard A. Rathke
                                       ------------------------------
                                         Richard A. Rathke,
                                         President and Chief Executive
                                         Officer

Attest:



/s/ Wanda L. Evans
---------------------------------
Wanda L. Evans, Secretary




M1:0240953.11

                                                           SCHEDULE 1.6(b)
Option Holders
--------------




Option Holder           Number of Options Held        Exercise Price
----------------        ----------------------        --------------
Kathy L. Baker              2,727                           $8.00
William J. Bestmann         6,818                            8.00
W. Hugh Davis               6,818                            8.00
Wanda L. Evans              2,727                            8.00
William C. Gross           27,275                            8.00
Richard C. Grossman         6,818                            8.00
John C. Harmer              2,727                            8.00
David U. Norris             6,818                            8.00
Robert L. Polley            2,727                            8.00
Richard A. Rathke          40,912                            8.00
Judy L. Roberts             2,727                            8.00
Rex J. Ryden                6,818                            8.00
Donald H. Thompson          6,818                            8.00
                          -------
        Total             122,730
                          =======



M1:0240953.11

                                                              EXHIBIT 6.2(d)

SUBSTANCE OF OPINION OF SILVER FREEDMAN & TAFF, COUNSEL TO
----------------------------------------------------------
MARSHALLTOWN
------------

      1. Each of Marshalltown and MSL is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Marshalltown is a registered savings and loan holding company, under the Homeowners Loan Act. The Bank is a federal stock savings bank duly organized, and validly existing under the laws of the United States. Each of Marshalltown, the Bank and MSL has the necessary power and authority to carry on its business as described in the Proxy Statement.

      2. The authorized capital stock of Marshalltown consists of 3,250,000 shares of Marshalltown Common Stock and 250,000 shares of Marshalltown Preferred Stock. As of the close of business on the business day immediately prior to the date hereof, there were issued and outstanding 1,411,475 shares of Marshalltown Common Stock. No shares of Marshalltown Preferred Stock are issued and outstanding. All outstanding shares of Marshalltown Common Stock are validly issued, fully paid and nonassessable, and no holder thereof is entitled to preemptive rights under the certificate of incorporation or the by-laws of Marshalltown or the laws of the jurisdiction in which Marshalltown is incorporated.

      3. Marshalltown has the necessary power and authority to enter into the Agreement and to perform its obligations thereunder. The execution, delivery and performance of the Agreement by Marshalltown and the consummation by Marshalltown of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Marshalltown.

      4. The Agreement has been duly executed and delivered by Marshalltown and constitutes a legal, valid and binding agreement of Marshalltown, enforceable against Marshalltown in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, liquidation, conservation, dissolution, insolvency, reorganization, moratorium, receivership, fraudulent conveyance or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally, including laws and/or regulations or judicial decisions specifically applicable to creditors of institutions the deposits of which are insured by the Federal Deposit Insurance Corporation and (ii) the effects of general principles of equity (regardless of whether considered in a proceeding at equity or at law), including, without limitation, (A) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (B) concepts of materiality, reasonableness, good faith and fair dealing.

      5. The execution and delivery of the Agreement by Marshalltown did not and the performance by Marshalltown of its obligations thereunder and the consummation by Marshalltown of the transactions contemplated thereby will not (i) conflict with or result in a breach of the certificate of incorporation or by-laws of Marshalltown,
(ii) violate the Federal laws of the United States of America, (iii) to such counsel's knowledge, violate, conflict with or result in a breach of any Material Order (as defined below), or (iv) to such counsel's knowledge, result in a breach of or constitute (with or without due notice or lapse of time or both) a default under any Material Contract (as defined below), except as set forth in the Marshalltown Disclosure Letter.

      6. Except for the filing of the certificate of merger as provided in the Merger Agreement, there are no consents, approvals or authorizations of, or designations, declarations or filings with any governmental agency or authority on the part of Marshalltown required for the validity of the execution and delivery by Marshalltown of the Agreement or the consummation by Marshalltown of the transactions contemplated thereby other than those which have been obtained or made.

      7. Upon the completion of the filing of a certificate of merger, the Merger will be effective in accordance with applicable law.

      8. All outstanding Marshalltown Subsidiary Shares are validly issued, fully paid and nonassessable and, owned beneficially and of record, directly or indirectly, by Marshalltown free and clear of all liens, pledges, security interests, claims or other encumbrances.

      9. To such counsel's knowledge, there are no legal or governmental proceedings pending or threatened, or statutes, that are required to be disclosed with respect to Marshalltown or the Marshalltown Subsidiaries in the Marshalltown SEC Reports filed prior to the date of such opinion, including the Proxy Statement, other than those disclosed therein, and no pending legal or governmental proceeding to which Marshalltown or any of the Marshalltown Subsidiaries is a party or to which any of their assets or properties are subject that are not described in such Marshalltown SEC Reports.

      10. To such counsel's knowledge, no holder of any security of Marshalltown has any right to require registration of shares of Marshalltown Common Stock or any other security of Marshalltown.

            Wherever a statement in such counsel's opinion is qualified by "we are not aware," "known to us," "to our knowledge," or a similar phrase, it is intended to indicate that, during the course of such counsel's representation of Marshalltown and certain of the Marshalltown Subsidiaries, no information that would give such counsel current actual knowledge of the inaccuracy of such statement has come to the attention of those attorneys in such firm who have rendered legal services in connection with the representations described in the introductory paragraph of the opinion letter of such counsel. However, such counsel has not undertaken any independent investigation to determine the accuracy of such statement, and any limited inquiry undertaken by such during the preparation of such opinion letter should not be regarded as such an investigation; no inference as to the knowledge of such counsel of any matters bearing on the accuracy of any such statement should be drawn from the fact of such representation.

            Such counsel also shall state that the Proxy Statement (except with respect to data and information concerning HMN and the HMN Subsidiaries and except with respect to financial statements and notes thereto and any related schedules and other financial data therein, as to which no opinion need be expressed) complies as to form in all material respects with the requirements of the 1934 Act, and (based solely on the participation of such counsel in the preparation of such document) such counsel has no reason to believe that (with such exceptions) the Proxy Statement when it was filed with the SEC contained, or as of the date of such opinion contains, any untrue statement of a material fact or omitted, or omits, to state any material fact required to be stated therein or necessary to make the statements made therein not misleading.

            For purposes of the opinion, "Material Order" and "Material Contract" shall mean an order or contract, respectively, listed in the Marshalltown Disclosure Letter.

            In expressing such counsel's opinion as to matters of fact relevant to conclusions of law, such counsel may rely, to the extent such counsel deems proper, upon certificates of responsible officers, Marshalltown's stock transfer agent (with respect to the second sentence of paragraph 2 of the opinion) and other agents of Marshalltown and the Marshalltown Subsidiaries and of public officials. Such counsel may state that it is assuming the accuracy of, and has not made any independent investigations or other attempts to certify the accuracy of, any such information or to verify the existence or non-existence of any other factual matters; provided that such counsel also states that it has no knowledge concerning the factual matters upon which reliance is placed which would render such reliance unreasonable. Counsel may also

                                   Schedule 6.2(d)
                                  --------------
 assume the authenticity of all documents represented to such counsel to be originals, the conformity to original documents of all copies of documents submitted to such counsel, the accuracy and completeness of all corporate records made available to such counsel by Marshalltown and the Marshalltown Subsidiaries and their agents and the genuineness of all signatures not executed in such counsel's presence, the correctness of all certificates, that each party to the Agreement other than Marshalltown and the Bank (i) has the power and capacity to enter into and perform all its obligations under such Agreement, (ii) duly authorized all requisite action with respect to such Agreement, and
(iii) duly executed and delivered the Agreement, and that all terms, provisions and conditions are correctly reflected in the Agreement.

            Such counsel shall be permitted to express no opinion (1) that a course of dealing by HMN, Home Federal or Sub, or a failure on the part of HMN, Home Federal or Sub to exercise, in whole or in part, a right or remedy provided in the Agreement, shall not constitute a waiver of their respective rights or remedies of any default under the Agreement; (2) as to the enforceability of any provision or accumulation of provisions that may be deemed to be unconscionable; (3) as to any anti-trust, state securities or tax laws; (4) as to provisions which purport to establish evidentiary standards; (5) as to provisions relating to venue, governing law, waiver of remedies (or the delay or omission of enforcement thereof), disclaimers or liability limitations with respect to third parties; and (6) as to the enforceability of any requirement in the Agreement or related documents specifying that provisions thereof may only be waived in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such Agreement or related documents.

            Such counsel's opinions may be limited to the matters expressly set forth in such opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

            Such counsel may disclaim any obligation to update such opinion letter for events occurring after the date thereof.

            Such opinion may be limited to the effect of the laws of the State of Delaware and the federal laws of the United States of America.


M1:0269798.04


                                   Schedule 6.2(d)
                                  ----------------
                                         -3-

                                                       EXHIBIT 6.2(e)

REQUIRED CONSENTS TO SEVERANCE AND CHANGE-IN-CONTROL ARRANGEMENTS
-----------------------------------------------------------------

William C. Gross

Judy L. Roberts

Wanda L. Evans

John C. Harmer

Kathy L. Baker

M1:0240953.11

                                                            EXHIBIT 6.3(c)

SUBSTANCE OF OPINION OF FAEGRE & BENSON LLP, COUNSEL TO HMN, HOME
------------------------------------------------------------------
FEDERAL AND SUB
---------------

      1. Each of HMN and the HMN Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of HMN and the HMN Subsidiaries has the necessary power and authority to carry on its business as now conducted.

      2. HMN and Home Federal have the necessary power and authority to enter into the Agreement and to perform their respective obligations thereunder. The execution, delivery and performance of the Agreement by HMN and Home Federal and the consummation by HMN and Home Federal of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of HMN and Home Federal.

      3. The Agreement has been duly executed and delivered by HMN and Home Federal and constitutes a legal, valid and binding agreement of HMN and Home Federal, enforceable against HMN and Home Federal in accordance with its terms, except that such enforcement may be subject to
(i) bankruptcy, liquidation, conservation, dissolution, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the effects of general principles of equity (regardless of whether considered in a proceeding at equity or at law), including, without limitation, (A) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (B) concepts of materiality, reasonableness, good faith and fair dealing.

      4. The execution and delivery of the Agreement by HMN and Home Federal does not and the performance by HMN and Home Federal of their obligations thereunder and the consummation by HMN and Home Federal of the transactions contemplated thereby will not (i) conflict with or result in a breach of the certificate of incorporation or by-laws of HMN or the charter or by-laws of Home Federal, (ii) violate the Federal laws of the United States of America, (iii) to such counsel's knowledge, violate, conflict with or result in a breach of any Material Order (as defined below), or (iv) to such counsel's knowledge, result in a breach of or constitute (with or without due notice or lapse of time or both) a default under any Material Contract (as defined below).

      5. Except for the filing of the articles of merger as provided in the Agreement, there are no consents, approvals or authorizations of, or designations, declarations or filings with any governmental agency or authority on the part of HMN or Home Federal required for the validity of the execution and delivery by HMN and Home Federal of the Agreement or the consummation by HMN and Home Federal of the transactions contemplated thereby other than those which have been obtained or made.

            Such counsel also shall state that such counsel has no reason to believe that (based solely on the participation of such counsel in the preparation of the Proxy Statement) the Proxy Statement (except with respect to data and information concerning Marshalltown and the Marshalltown Subsidiaries and the meeting of stockholders, and except with respect to financial statements and notes thereto and any related schedules and other financial data therein, as to which no opinion need be expressed) when the Proxy Statement was filed with the SEC contained, or as of the date of such opinion contains, any untrue statement of a material fact or omitted, or omit, to state any material fact required to be stated therein or necessary to make the statements made therein not misleading.

            For purposes of the opinion, "Material Order" and "Material Contract" shall mean an order or contract, respectively, listed on a schedule to the opinion on the basis of the certificate of a responsible officer of HMN or Home Federal to the effect that the orders and contracts listed on those schedules are the only material orders and contracts with respect to HMN and Home Federal.

            In expressing such counsel's opinion as to matters of fact relevant to conclusions of law, such counsel may rely, to the extent such counsel deems proper, upon certificates of responsible officers, and other agents of HMN and the HMN Subsidiaries and of public officials. Counsel may also assume the authenticity of all documents represented to such counsel to be originals, the conformity to original documents of all copies of documents submitted to such counsel, the accuracy and completeness of all corporate records made available to such counsel by HMN and the HMN Subsidiaries and their agents and the genuineness of all signatures not executed in such counsel's presence, that each party to the Agreement other than Marshalltown and the Bank
(i) has the power and capacity to enter into and perform all its obligations under such Agreement, (ii) duly authorized all requisite action with respect to such Agreement, and (iii) duly executed and delivered the Agreement, and that all terms, provisions and conditions are correctly reflected in the Agreement.

As to other questions of fact material to these opinions, such counsel may rely upon certificates of officers and other representatives of Marshalltown and the Marshalltown Subsidiaries and upon such counsel's examination of the documents referred to above and may assume the current accuracy and completeness of the information contained in such certificates and obtained from public officials and public records included in the documents referred to above. Such counsel may state that it has not made any independent investigations or other attempts to certify the accuracy of any such information or to verify the existence or non-existence of any other factual matters; provided that such counsel also states that it has no knowledge concerning the factual matters upon which reliance is placed which would render such reliance unreasonable.

            Such counsel shall be permitted to express no opinion (1) that a course of dealing by HMN, Home Federal or Sub, or a failure on the part of HMN, Home Federal or Sub to exercise, in whole or in part, a right or remedy provided in the Agreement, shall not constitute a waiver of their respective rights or remedies of any default under the Agreement; (2) as to the enforceability of any provision or accumulation of provisions that may be deemed to be unconscionable; (3) as to any anti-trust, state securities or tax laws; (4) as to provisions which purport to establish evidentiary standards; (5) as to provisions relating to venue, governing law, waiver of remedies (or the delay or omission of enforcement thereof), disclaimers or liability limitations with respect to third parties; and (6) as to the enforceability of any requirement in the Agreement or related documents specifying that provisions thereof may only be waived in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such Agreement or related documents.

            Such counsel's opinions may be limited to the matters expressly set forth in such opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

            Such counsel may disclaim any obligation to update such opinion letter for events occurring after the date thereof.

            Such opinion may be limited to the effect of the laws of the State of Delaware and the federal laws of the United State of America.


M1:0269855.04

                                   Exhibit 6.3(c)
                                  ---------------